                                                                    EXHIBIT 10.1

(***) CERTAIN CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.



                         REVOLVING/TERM LOAN AGREEMENT


                            Dated as of June 21, 2001


                                      among


                                  VIASAT, INC.


                            THE LENDERS HEREIN NAMED


                                       and


                         UNION BANK OF CALIFORNIA, N.A.,
                             as Administrative Agent

                                TABLE OF CONTENTS

                                                                                       Page
                                                                                       ----
Article 1.        DEFINITIONS AND ACCOUNTING TERMS ...................................   1
       1.1  Defined Terms ............................................................   1
       1.2  Use of Defined Terms .....................................................  29
       1.3  Accounting Terms .........................................................  29
       1.4  Rounding .................................................................  29
       1.5  Exhibits and Schedules ...................................................  30
       1.6  References to "Borrower and its Subsidiaries" ............................  30
       1.7  Miscellaneous Terms ......................................................  30

Article 2.        LOANS AND LETTERS OF CREDIT ........................................  31
       2.1  Loans-General ............................................................  31
       2.2  Alternate Base Rate Loans ................................................  32
       2.3  Eurodollar Rate Loans ....................................................  33
       2.4  Letters of Credit ........................................................  33
       2.5  Voluntary Reduction of Revolving Commitment ..............................  37
       2.6  Administrative Agent's Right to Assume Funds Available for Advances ......  38
       2.7  Collateral ...............................................................  38

Article 3.        PAYMENTS AND FEES ..................................................  39
       3.1  Principal and Interest ...................................................  39
       3.2  Arranger and Agency Fees .................................................  41
       3.3  Commitment Fee ...........................................................  41
       3.4  Letter of Credit Fees ....................................................  41
       3.5  Increased Commitment Costs ...............................................  42
       3.6  Eurodollar Costs and Related Matters .....................................  43
       3.7  Late Payments ............................................................  47
       3.8  Computation of Interest and Fees .........................................  47
       3.9  Non-Banking Days .........................................................  48
       3.10  Manner and Treatment of Payments ........................................  48
       3.11  Funding Sources .........................................................  49
       3.12  Failure to Charge Not Subsequent Waiver .................................  50
       3.13  Administrative Agent's Right to Assume Payments Will be Made ............  50
       3.14  Fee Determination Detail ................................................  50
       3.15  Survivability ...........................................................  50

Article 4.        REPRESENTATIONS AND WARRANTIES .....................................  51
       4.1  Existence and Qualification; Power; Compliance With Laws .................  51

       4.2  Authority; Compliance With Other Agreements and Instruments and
            Government Regulations ...................................................  51
       4.3  No Governmental Approvals Required .......................................  52
       4.4  Subsidiaries .............................................................  52
       4.5  Financial Statements .....................................................  53
       4.6  No Other Liabilities; No Material Adverse Changes ........................  53
       4.7  Intentionally Deleted. ...................................................  54
       4.8  Intangible Assets ........................................................  54
       4.9  Public Utility Holding Company Act .......................................  54
       4.10  Litigation ..............................................................  54
       4.11  Binding Obligations .....................................................  54
       4.12  No Default ..............................................................  55
       4.13  ERISA ...................................................................  55
       4.14  Regulation U; Investment Company Act ....................................  55
       4.15  Disclosure ..............................................................  55
       4.16  Tax Liability ...........................................................  56
       4.17  Projections .............................................................  56
       4.18  Hazardous Materials .....................................................  56
       4.19  Security Interests ......................................................  56

Article 5.        AFFIRMATIVE COVENANTS
                  (OTHER THAN INFORMATION AND REPORTING REQUIREMENTS) ................  58
       5.1  Payment of Taxes and Other Potential Liens ...............................  58
       5.2  Preservation of Existence ................................................  58
       5.3  Maintenance of Properties ................................................  58
       5.4  Maintenance of Insurance .................................................  59
       5.5  Compliance With Laws .....................................................  59
       5.6  Inspection Rights ........................................................  59
       5.7  Keeping of Records and Books of Account ..................................  59
       5.8  Compliance With Agreements ...............................................  59
       5.9  Use of Proceeds ..........................................................  60
       5.10  Hazardous Materials Laws ................................................  60
       5.11  Syndication Process .....................................................  60

Article 6.        NEGATIVE COVENANTS .................................................  61
       6.1  Payment of Subordinated Obligations ......................................  61
       6.2  Disposition of Property ..................................................  61
       6.3  Mergers ..................................................................  61
       6.4  Hostile Acquisitions .....................................................  62
       6.5  Acquisitions .............................................................  62
       6.6  Distributions ............................................................  62

       6.7  ERISA ....................................................................  62
       6.8  Change in Nature of Business .............................................  62
       6.9  Liens ....................................................................  62
       6.10  Indebtedness and Guaranty Obligations ...................................  63
       6.11  Transactions with Affiliates ............................................  64
       6.12  Leverage Ratio ..........................................................  64
       6.13  EBITDA.  Permit EBITDA for ..............................................  64
       6.14  Tangible Net Worth ......................................................  64
       6.16  Investments .............................................................  65
       6.18  Amendments to Subordinated Obligations ..................................  66
       6.19  Changes in Officers, Name, Location of Chief Executive Offices, Etc. ....  66

Article 7.        INFORMATION AND REPORTING REQUIREMENTS .............................  67
       7.1  Financial and Business Information .......................................  67
       7.2  Compliance Certificates ..................................................  70

Article 8.        CONDITIONS .........................................................  71
       8.1  Initial Credit Issuance. .................................................  71
       8.2  Any Advance. .............................................................  73

Article 9.        EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT ...............  75
       9.1  Events of Default ........................................................  75
       9.2  Remedies Upon Event of Default ...........................................  77

Article 10.       THE ADMINISTRATIVE AGENT ...........................................  81
       10.1  Appointment and Authorization ...........................................  81
       10.2  Administrative Agent and Affiliates .....................................  81
       10.3  Proportionate Interest in any Collateral ................................  81
       10.4  Lenders' Credit Decisions ...............................................  82
       10.5  Action by Administrative Agent ..........................................  82
       10.6  Liability of Administrative Agent .......................................  83
       10.7  Indemnification .........................................................  84
       10.8  Successor Administrative Agent ..........................................  85
       10.9  No Obligations of Borrower ..............................................  86

Article 11.       MISCELLANEOUS ......................................................  87
       11.1  Cumulative Remedies; No Waiver ..........................................  87
       11.2  Amendments; Consents ....................................................  87
       11.3  Costs, Expenses and Taxes ...............................................  88
       11.4  Nature of Lenders' Obligations ..........................................  89
       11.5  Survival of Representations and Warranties ..............................  89

       11.6  Notices .................................................................  90
       11.7  Execution of Loan Documents .............................................  90
       11.8  Binding Effect; Assignment ..............................................  90
       11.9  Right of Setoff .........................................................  93
       11.10  Sharing of Setoffs .....................................................  94
       11.11  Indemnity by Borrower ..................................................  94
       11.12  Nonliability of the Lenders ............................................  96
       11.13  No Third Parties Benefited .............................................  97
       11.14  Confidentiality ........................................................  97
       11.15  Further Assurances .....................................................  97
       11.16  Integration ............................................................  98
       11.17  Governing Law; JURISDICTION AND VENUE ..................................  98
       11.18  Severability of Provisions .............................................  98
       11.19  Headings ...............................................................  99
       11.20  Time of the Essence ....................................................  99
       11.21  Foreign Lenders and Participants .......................................  99
       11.22  Hazardous Material Indemnity ........................................... 100
       11.23  Waiver of Right to Trial by Jury ....................................... 100
       11.24  Purported Oral Amendments .............................................. 101

       Exhibits

       A    -     Commitment Assignment and Acceptance
       B    -     Compliance Certificate
       C    -     Opinion of Counsel
       D    -     Pricing Certificate
       E    -     Request for Letter of Credit
       F    -     Request for Loan
       G    -     Revolving Note
       H    -     Security Agreement
       I    -     Subsidiary Guaranty
       J    -     Term Note
       K    -     Investment Policy

       Schedules

       1.1        Lender Commitments
       2.4        Existing Letters of Credit
       4.4        Subsidiaries
       4.6        Material Adverse Changes
       4.8        Trade Names
       4.10       Material Litigation
       4.18       Hazardous Materials Matters
       6.9        Existing Liens
       6.10       Existing Indebtedness and Guaranty Obligations
       6.17       Existing Investments

                          REVOLVING/TERM LOAN AGREEMENT

                            Dated as of June 21, 2001

            THIS REVOLVING/TERM LOAN AGREEMENT (this "Agreement") is entered into by and among ViaSat, Inc., a Delaware corporation ("Borrower"), each lender whose name is set forth on the signature pages of this Agreement and each lender which may hereafter become a party to this Agreement pursuant to Section 11.8 (collectively, the "Lenders" and individually, a "Lender"), and Union Bank of California, N.A., as Administrative Agent, with reference to the following facts:

                                    RECITALS

            A. Borrower and Union Bank of California, N.A. ("UBOC") are parties to that certain Loan Agreement dated September 15, 1995, as amended (collectively, the "Existing Loan Agreement"), pursuant to which UBOC provided Borrower with various credit facilities (collectively, the "Existing Credit Facilities").

            B. Borrower, the Lenders and the Administrative Agent wish to enter into this Agreement, pursuant to which the Lenders will provide Borrower with the Loan described herein, the proceeds of which will be utilized by Borrower in part to repay its outstanding obligations to UBOC in connection with the Existing Credit Facilities and in part for Borrower's working capital and general corporate purposes.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                   Article 1.
                        DEFINITIONS AND ACCOUNTING TERMS

            1.1 Defined Terms. As used in this Agreement, the following terms shall have the respective meanings set forth below:

               "Acquisition" means any transaction, or any series of related transactions, consummated after the Closing Date, by which Borrower and/or any of its Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any Person engaged in any ongoing business, whether through a purchase of assets, a merger or otherwise, (b) acquires control of securities of a Person engaged in an ongoing business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body or (c) acquires control of more than 50% of the ownership interest in any partnership, joint venture, limited liability company, business trust or other Person engaged in an ongoing business that is not managed by a board of directors or other governing body.

        "Administrative Agent" means Union Bank of California, N.A. when acting in its capacity as the Administrative Agent under any of the Loan Documents, or any successor Administrative Agent.

        "Administrative Agent's Office" means the Administrative Agent's address as set forth on the signature pages of this Agreement, or such other address as the Administrative Agent hereafter may designate by written notice to Borrower and the Lenders.

        "Advance" means any advance made or to be made by any Lender to Borrower as provided in Article 2, and includes each Alternate Base Rate Advance and Eurodollar Rate Advance.

        "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (and the correlative terms, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests, will be deemed to be an Affiliate of such corporation, partnership or other Person.

        "Agreement" means this Revolving/Term Loan Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

        "Aggregate Effective Amount" means, as of any date of determination and with respect to all Letters of Credit then outstanding, the sum of (a) the aggregate effective face amounts of all such Letters of Credit not then paid by the Issuing Lender plus (b) the aggregate amounts paid by the Issuing Lender under such Letters of Credit not then reimbursed to the Issuing Lender by Borrower pursuant to Section 2.4(d) and not the subject of Advances made pursuant to Section 2.4(e).

        "Alternate Base Rate" means, as of any date of determination, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the higher of (a) the Prime Rate in effect on such date and (b) the Federal Funds Rate in effect on such date plus (***) of (***) basis points).

        "(***) Base Rate Advance "means an Advance under the Revolving Commitment made hereunder and specified to be an Alternate Base Rate Advance in accordance with Article 2.

        "Alternate Base Rate Loan" means a Revolving Loan made hereunder and specified to be an Alternate Base Rate Loan in accordance with Article 2.

        "Applicable Alternate Base Rate Margin" means, for each Pricing Period, the interest rate margin set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level for that Pricing Period:

                 Applicable
                Pricing Level                 Margin
                -------------                 ------
                      I                        (***)
                     II                        (***)
                    III                        (***)
                     IV                        (***)
                      V                        (***)

        "Applicable Commitment Fee Rate" means, for each Pricing Period, the rate set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level for that Pricing Period:

                 Applicable
                Pricing Level                 Margin
                -------------                 ------
                      I                        (***)
                     II                        (***)
                    III                        (***)
                     IV                        (***)
                      V                        (***)

        "Applicable Eurodollar Rate Margin" means, for each Pricing Period, the interest rate margin set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level for that Pricing Period:

                 Applicable
                Pricing Level                 Margin
                -------------                 ------
                      I                        (***)
                     II                        (***)
                    III                        (***)
                     IV                        (***)
                      V                        (***)

        "Applicable Pricing Level" means, for each Pricing Period, the pricing level set forth below opposite the Leverage Ratio as of the last day of the Fiscal Quarter most recently ended prior to the commencement of that Pricing
Period:

                Pricing Level         Leverage Ratio
                -------------         --------------
                      I               Less than or equal to (***) to (***)
                     II               Greater than (***) to (***), but less
                                              than or equal to (***) to (***)
                    III               Greater than (***) to (***), but less
                                              than or equal to (***) to (***)
                     IV               Greater than (***) to (***), but less
                                              than or equal to (***) to (***)
                      V               Greater than (***) to (***)

provided that (i) in the event that Borrower does not deliver a Pricing Certificate with respect to any Pricing Period prior to the commencement of such Pricing Period, then until such Pricing Certificate is delivered, the Applicable Pricing Level for that Pricing Period shall be Pricing Level V, but once Borrower has delivered a Pricing Certificate with respect to such Pricing Period, then any resulting change in the Applicable Pricing Level shall be made retroactively to the beginning of such Pricing Period, and (ii) if any Pricing Certificate is subsequently determined to be in error, then any resulting change in the Applicable Pricing Level shall be made retroactively to the beginning of the relevant Pricing Period.

        "Arranger" means Union Bank of California, N.A.

        "Banking Day" means any Monday, Tuesday, Wednesday, Thursday or Friday, other than a day on which banks are authorized or required to be closed in California or New York.

        "Capital Expenditure" means any expenditure by Borrower or any of its Subsidiaries for or related to fixed assets or purchased intangibles that is treated as a capital expenditure under GAAP, including any amount which is required to be treated as an asset subject to a

Capital Lease Obligation. The amount of Capital Expenditures in respect of fixed assets purchased or constructed by Borrower or any of its Subsidiaries in any fiscal period shall be net of (a) any net sales proceeds received during such fiscal period by Borrower or such Subsidiary for fixed assets sold by Borrower or such Subsidiary and (b) any casualty insurance proceeds received during such fiscal period by Borrower or such Subsidiary for casualties to fixed assets and applied to the repair or replacement thereof.

        "Capital Lease Obligations" means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

        "Cash" means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with GAAP, consistently applied.

        "Cash Equivalents" means money-market instruments of the type described in Borrower's Investment Policy, a copy of which is attached hereto as Exhibit K.

        "Cash Income Taxes" means, with respect to any fiscal period, taxes on or measured by the income of Borrower that are paid or currently payable in Cash by Borrower during that fiscal period.

        "Cash Interest Expense" means Interest Expense that is paid or currently payable in Cash.

        "Certificate" means a certificate signed by a Senior Officer or Responsible Official (as applicable) of the Person providing the certificate.

        "Change in Control" means (a) any transaction or series of related transactions in which any Unrelated Person or two or more Unrelated Persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 30% or more of the outstanding Common Stock, (b) Borrower consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person or any Person consolidates with or merges into Borrower, in either event pursuant to a transaction in which the outstanding Common Stock is changed into or exchanged for cash, securities or other property, with the effect that any Unrelated Person becomes the beneficial owner, directly or indirectly, of 30% or more of Common Stock or that the Persons who were the holders of Common Stock immediately prior to the transaction hold less than 70% of the common stock of the surviving corporation after the transaction, or (c) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new or replacement directors whose election by the board of directors, or whose nomination for election, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for reelection was previously so approved) cease for any reason to constitute a majority of the directors then in office. For purposes of the foregoing, the term "Unrelated Person" means any Person other than (i) a Subsidiary of Borrower or (ii) an employee stock ownership plan or other employee benefit plan covering the employees of Borrower and its Subsidiaries.

        "Closing Date" means the time and Banking Day on which the conditions set forth in Section 8.1 are satisfied or waived. The Administrative Agent shall notify Borrower and the Lenders of the date that is the Closing Date.

        "Code" means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

        "Collateral" means all of the collateral covered by the Security Agreement.

        "Commercial Letter of Credit" means each Letter of Credit issued to support the purchase of goods by Borrower which is determined to be a commercial letter of credit by the Issuing Lender.

        "Commitments" means, collectively, the Revolving Commitment and the Term Commitment.

        "Commitment Assignment and Acceptance" means a commitment assignment and acceptance substantially in the form of Exhibit A.

        "Common Stock" means the common stock of Borrower or its successor.

        "Compliance Certificate" means a certificate in the form of Exhibit B, properly completed and signed by a Senior Officer of Borrower.

        "Contractual Obligation" means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

        "Credit Issuance" means the making of an Advance or the issuance of a Letter of Credit.

        "Debtor Relief Laws" means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

        "Default" means any event that, with the giving of any applicable notice or passage of time specified in Section 9.1, or both, would be an Event of Default.

        "Default Rate" means the sum of (a) any incremental interest rate then in effect pursuant to Section 3.1(d) plus (b) the interest rate prescribed in
Section 3.7.

        "Designated Deposit Account" means a deposit account to be maintained by Borrower with Union Bank of California, N.A. or one of its Affiliates, as from time to time designated by Borrower by written notification to the Administrative Agent.

        "Designated Eurodollar Market" means, with respect to any Eurodollar Rate Loan, the London Eurodollar Market.

        "Disqualified Stock" means any capital stock, warrants, options or other rights to acquire capital stock (but excluding any debt security which is convertible, or exchangeable, for capital stock), which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Revolving Loan Maturity Date.

        "Disposition" means the sale, transfer or other disposition in any single transaction or series of related transactions of any asset, or group of related assets, of Borrower or any of its Subsidiaries (a) which asset or assets constitute a line of business or substantially all the assets of Borrower or the Subsidiary or (b) the aggregate amount of the Net Cash Sales Proceeds of such assets is more than $500,000, other than (i) inventory or other assets sold or otherwise disposed of in the ordinary course of business of Borrower or its Subsidiary or normal in the industry, (ii) equipment sold or otherwise disposed of where substantially similar equipment in replacement thereof has theretofore been acquired, or thereafter within 90 days is acquired, by Borrower or its Subsidiary and (iii) assets no longer useful in the business of Borrower and its Subsidiaries.

        "Distribution" means, with respect to any shares of capital stock or any warrant or option to purchase an equity security or other equity security issued by a Person, (a) the retirement, redemption, purchase or other acquisition for Cash or for Property by such Person of any such security, (b) the declaration or (without duplication) payment by such

Person of any dividend in Cash or in Property on or with respect to any such security, (c) any Investment by such Person in the holder of 5% or more of any such security if a purpose of such Investment is to avoid characterization of the transaction as a Distribution and (d) any other payment in Cash or Property by such Person constituting a distribution under applicable Laws with respect to such security.

        "Dollars" or "$" means United States of America dollars.

        "EBITDA" means, with respect to any fiscal period and with respect to Borrower and its Subsidiaries on a consolidated basis, the sum of (a) net profit after tax, minus (b) interest income, plus (c) income taxes accrued, whether or not paid for such fiscal period, plus (d) Interest Expense for such fiscal period, plus (e) depreciation, plus (f) amortization, plus (g) to the extent included in such fiscal period, non-recurring acquisition costs associated with Permitted Acquisitions, all as determined on a trailing twelve-month basis in accordance with GAAP; provided, however, write-offs, in an aggregate amount not exceeding (***) of accounts receivable or other amounts due to Borrower or its Affiliates from (***) or its Affiliates shall not be deducted from EBITDA.

        "Eligible Assignee" means (a) another Lender, (b) with respect to any Lender, any Affiliate of that Lender, (c) any commercial bank having total assets of $1,000,000,000 or more, (d) any (i) savings bank, savings and loan association or similar financial institution or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has total assets of $1,000,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank and
(e) any other financial institution (including a mutual fund or other fund) having total assets of $1,000,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (d) above; provided that each Eligible Assignee must either (aa) be organized under the Laws of the United States of America, any State thereof or the District of Columbia or be organized under the Laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and (ii) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to Section 11.21.

        "ERISA" means the Employee Retirement Income Security Act of 1974, and any regulations or rulings issued pursuant thereto, as amended or replaced and as in effect from time to time.

        "ERISA Affiliate" means each Person (whether or not incorporated) which is required to be aggregated with Borrower pursuant to Section 414 of the Code.

        "Eurodollar Banking Day" means any Banking Day on which dealings in Dollar deposits are conducted by and among banks in the Designated Eurodollar Market.

        "Eurodollar Lending Office" means, as to each Lender, its office or branch so designated by written notice to Borrower and the Administrative Agent as its Eurodollar Lending Office. If no Eurodollar Lending Office is designated by a Lender, its Eurodollar Lending Office shall be its office at its address for purposes of notices hereunder.

        "Eurodollar Market" means a regular established market located outside the United States of America by and among banks for the solicitation, offer and acceptance of Dollar deposits in such banks.

        "Eurodollar Obligations" means eurocurrency liabilities, as defined in Regulation D or any comparable regulation of any Governmental Agency having jurisdiction over any Lender.

        "Eurodollar Period" means, as to each Eurodollar Rate Loan, the period commencing on the date specified by Borrower pursuant to Section 2.1(c) and ending 1, 2, 3, 6, 9 or 12 months (or, with the written consent of all of the Lenders, any other period) thereafter, as specified by Borrower in the applicable Request for Loan; provided that:

               (a) The first day of any Eurodollar Period shall be a Eurodollar Banking Day;

               (b) Any Eurodollar Period that would otherwise end on a day that is not a Eurodollar Banking Day shall be extended to the immediately succeeding Eurodollar Banking Day unless such Eurodollar Banking Day falls in another calendar month, in which case such Eurodollar Period shall end on the immediately preceding Eurodollar Banking Day;

               (c) Borrower may not specify a Eurodollar Period with respect to a Term Loan that extends beyond the next scheduled principal payment date unless the aggregate principal amount of the Eurodollar Loans that are Term Loans having a Eurodollar Period ending after such payment date does not exceed the aggregate outstanding amount of Term Loans (after giving effect to the principal amount to be paid on such payment date); and

               (d) No Eurodollar Period shall extend beyond the Revolving Loan Maturity Date.

        "Eurodollar Rate" means, with respect to any Eurodollar Rate Loan, the average of the interest rates per annum (rounded upward, if necessary, to the next 1/16 of 1%) at which deposits in Dollars are offered to the Administrative Agent in the Designated Eurodollar Market at or about 11:00 a.m. local time in the Designated Eurodollar Market, two (2) Eurodollar Banking Days before the first day of the applicable Eurodollar Period in an aggregate amount approximately equal to the amount of the Advance to be made by the Administrative Agent with respect to such Eurodollar Rate Loan and for a period of time comparable to the number of days in the applicable Eurodollar Period.

        "Eurodollar Rate Advance" means an Advance made hereunder and specified to be a Eurodollar Rate Advance in accordance with Article 2.

        "Eurodollar Rate Loan" means a Loan made hereunder and specified to be a Eurodollar Rate Loan in accordance with Article 2.

        "Event of Default" shall have the meaning provided in Section 9.1.

        "Existing Credit Facilities" shall have the meaning provided in the recitals to this Agreement.

        "Existing Letters of Credit" means the letters of credit, if any, outstanding on the Closing Date and listed on Schedule 2.4.

        "Existing Loan Agreement" shall have the meaning provided in the recitals to this Agreement.

        "Federal Funds Rate" means, as of any date of determination, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such date opposite the caption "Federal Funds (Effective)". If for any relevant date such rate is not yet published in H.15(519), the rate for such date will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Lender of New York (including any such successor, the "Composite 3:30 p.m. Quotation") for such date under the caption "Federal Funds Effective Rate". If on any relevant date the appropriate rate for such date is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such date will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that date by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent. For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Federal Funds Rate shall be effective as of the opening of business on the effective date of such change.

        "Fiscal Quarter" means the fiscal quarter of Borrower ending on each June 30, September 30, December 31 and March 31.

        "Fiscal Year" means the fiscal year of Borrower ending on each March 31.

        "Foreign Subsidiary" means a Subsidiary of Borrower that (a) is organized under the Laws of a country (or political subdivision thereof) other than the United States of America and (b) holds all or substantially all of its assets outside the United States of America.

        "GAAP" means, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America. The term "consistently applied," as used in connection therewith, means that the accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods.

        "Government Securities" means readily marketable (a) direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.

        "Governmental Agency" means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body or (c) any court or administrative tribunal of competent jurisdiction.

        "Guaranty Obligation" means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any "keep-well" or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation in respect of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness (unless the Guaranty Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith. The amount of any other Guaranty Obligation shall be deemed to be zero unless and until the amount thereof has been (or in accordance with Financial Accounting Standards Board Statement No. 5 should be) quantified and reflected or disclosed in the consolidated financial statements (or notes thereto) of Borrower.

        "Hazardous Materials" means substances defined as "hazardous substances" pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., or as "hazardous", "toxic" or "pollutant" substances or as "solid waste" pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., or as "friable asbestos" pursuant to the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq. or any other applicable Hazardous Materials Law, in each case as such Laws are amended from time to time.

        "Hazardous Materials Laws" means all Laws governing the treatment, transportation or disposal of Hazardous Materials applicable to any of the Real Property.

        "Indebtedness" means, as to any Person (without duplication), (a) indebtedness of such Person for borrowed money or for the deferred purchase price of Property (excluding trade and other accounts payable in the ordinary course of business in accordance with ordinary trade terms), including any Guaranty Obligation for any such indebtedness, (b) indebtedness of such Person of the nature described in clause (a) that is non-recourse to the credit of such Person but is secured by assets of such Person, to the extent of the fair market value of such assets as determined in good faith by such Person, (c) Capital Lease Obligations of such Person, (d) indebtedness of such Person arising under bankers' acceptance facilities, (e) any direct or contingent obligations of such Person under letters of credit issued for the account of such Person and (f) any net obligations of such Person under Interest Rate Protection Agreements.

        "Intangible Assets" means assets that are considered intangible assets under GAAP, including customer lists, goodwill, covenants not to compete, copyrights, trade names, trademarks, licenses and patents.

        "Interest Expense" means, with respect to any Person and as of the last day of any fiscal period, the sum of (a) all interest, fees, charges and related expenses (in each case as such expenses are calculated according to GAAP) paid or payable (without duplication) for that fiscal period by that Person to a lender in connection with borrowed money (including any obligations for fees, charges and related expenses payable to the issuer of any letter of credit) or the deferred purchase price of assets that are considered "interest expense" under GAAP plus (b) the portion of rent paid or payable (without duplication) for that fiscal period by that Person under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13.

        "Interest Rate Protection Agreement" means a written agreement between Borrower and one or more financial institutions providing for "swap", "cap", "collar" or other interest rate protection with respect to any Indebtedness.

        "Investment" means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests of such Person. The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in Cash or has been converted into Cash), without adjustment for subsequent increases or decreases in the value of such Investment.

        "Issuing Lender" means Union Bank of California, N.A.

        "Joint Venture" means any Investment by Borrower in any Person that is not a Wholly-Owned Subsidiary of Borrower, which Person is engaged in the same or a similar line of business as Borrower.

        "Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

        "Lender" means each lender whose name is set forth in the signature pages of this Agreement and each lender which may hereafter become a party to this Agreement pursuant to Section 11.8.

        "Letters of Credit" means (a) the Existing Letters of Credit and (b) any of the Commercial Letters of Credit or Standby Letters of Credit issued by the Issuing Lender under the Revolving Commitment pursuant to Section 2.4, either as originally issued or as the same may be supplemented, modified, amended, renewed, extended or supplanted.

        "Leverage Ratio" means, as of the last day of any Fiscal Quarter, the ratio of (a) all Indebtedness of Borrower and its Subsidiaries on that date to
(b) EBITDA for the fiscal period consisting of the four (4) Fiscal Quarters ended on that date.

        "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.

        "Loan" means, as the context may require, the amount of a particular Advance made or to be made, or the aggregate of the Advances made at any one time by the Lenders pursuant to Section 2.1.

        "Loan Documents" means, collectively, this Agreement, the Notes, the Subsidiary Guaranty, the Security Agreement, and any other agreements of any type or nature hereafter executed and delivered by Borrower or any of the Subsidiary Guarantors to the Administrative Agent or to any Lender in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

        "Margin Stock" means "margin stock" as such term is defined in Regulation U.

        "Material Adverse Effect" means any set of circumstances or events which
(a) has had or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) has been or could reasonably be expected to be material and adverse to the business or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole or (c) has materially impaired or could reasonably be expected to materially impair the ability of Borrower to perform the Obligations.

        "Monthly Payment Date" means the first day of each calendar month.

        "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Borrower or any of its ERISA Affiliates contributes or is obligated to contribute.

        "Net Cash Issuance Proceeds" means, with respect to the issuance of any debt security or equity security by Borrower or any of its Subsidiaries, the Cash proceeds received by or for the account of Borrower or such Subsidiary in consideration of such issuance net of (a) underwriting discounts and commissions actually paid to any Person not an Affiliate of Borrower and (b) professional fees and disbursements actually paid in connection therewith.

        "Net Cash Sales Proceeds" means, with respect to any Disposition, the sum of (a) the Cash proceeds received by or for the account of Borrower and its Subsidiaries from such Disposition plus (b) the amount of Cash received by or for the account of Borrower and its Subsidiaries upon the sale, collection or other liquidation of any proceeds that are not Cash from such Disposition, in each case net of (i) any amount required to be paid to any Person owning an interest in the assets disposed of, (ii) any amount applied to the repayment of Indebtedness secured by a Lien permitted under Section 6.9 on the asset disposed of, (iii) any transfer, income or other taxes payable as a result of such Disposition, (iv) professional fees and expenses, fees due to any Governmental Agency, broker's commissions and other out-of-pocket costs of sale actually paid to any Person that is not an Affiliate of Borrower attributable to such Disposition and (v) any reserves established in accordance with GAAP in connection with such Disposition.

        "Net Income" means, with respect to any fiscal period, the consolidated net income of Borrower and its Subsidiaries for that period, determined in accordance with GAAP, consistently applied.

        "Note" means any of the Revolving Notes or the Term Notes, and "Notes" means, collectively, the Revolving Notes and the Term Notes.

        "Obligations" means all present and future obligations of every kind or nature of Borrower or any of the Subsidiary Guarantors at any time and from time to time owed to the Administrative Agent or the Lenders or any one or more of them, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against Borrower or any of the Subsidiary Guarantors.

        "Opinion of Counsel" means the favorable written legal opinion of counsel to Borrower, substantially in the form of Exhibit C, together with copies of factual certificates and legal opinions, if any, delivered to such counsel in connection with such opinion upon which such counsel has relied.

        "Party" means any Person other than the Administrative Agent and the Lenders, which now or hereafter is a party to any of the Loan Documents.

        "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

        "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA and is maintained by Borrower or to which Borrower contributes or has an obligation to contribute.

        "Permitted Acquisition" means any Acquisition by Borrower or any Subsidiary of Borrower (as applicable, the "acquiror") of another Person engaged in the same or a similar line of business as that of the acquiror (the "target"), provided that: (i) no Default or Event of Default shall exist at the time of such Acquisition or occur after giving effect to such Acquisition; (ii) such Acquisition shall have been approved by the board of directors of the target; (iii) the pro-forma balance sheets and combining projections (including pro-forma financial covenant ratios) provided by Borrower to the Administrative Agent shall have demonstrated that, after giving effect to such Acquisition, (A) Borrower would have been in compliance with the financial covenants set forth in Sections 6.12, 6.13, 6.14 and 6.15 of this Agreement throughout the period of the four (4) Fiscal Quarters most recently ended prior to the date of such Acquisition (or such shorter period in which the target has been in existence) and (B) Borrower would remain in compliance with such financial covenants for the period of four (4) Fiscal Quarters immediately following the date of such Acquisition; (iv) Borrower shall have borrowing availability under its Revolving Loan or cash on hand of at least (***) after giving effect to such Acquisition;
(v) the terms and conditions of any and all seller purchase-money financing provided to the acquiror in connection with such Acquisition shall be acceptable to the Administrative Agent and the Lenders in their reasonable discretion; and
(vi) Borrower shall use commercially reasonable efforts to provide the Administrative Agent with at least one (1) week prior written notice of such Acquisition, together with at least one (1) year (or such shorter period in which the target has been in existence) of historical financial information relating to the target and such other documentation pertaining to the Acquisition, including pro-forma quarterly projections, as the Administrative Agent may reasonably request.

        "Permitted Encumbrances" means:

            (a) inchoate Liens incident to construction on or maintenance of Property; or Liens incident to construction on or maintenance of Property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material impending risk of loss or forfeiture;

            (b) Liens for taxes and assessments on Property which are not yet past due; or Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material impending risk of loss or forfeiture;

            (c) defects and irregularities in title to any Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

            (d) easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

            (e) easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a shopping center or similar project affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

            (f) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, the use of any Property;

            (g) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, any right, power, franchise, grant, license, or permit;

            (h) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property;

            (i) statutory Liens, other than those described in clauses (a) or
(b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material impending risk of loss or forfeiture;

            (j) covenants, conditions, and restrictions affecting the use of Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

            (k) rights of tenants under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property;

            (l) Liens consisting of pledges or deposits to secure obligations under workers' compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

            (m) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business;

            (n) Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor);

            (o) Liens consisting of any right of offset, or statutory bankers' lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers' lien;

            (p) Liens consisting of deposits of Property to secure statutory obligations of Borrower;

            (q) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds;

            (r) Liens created by or resulting from any litigation or legal proceeding in the ordinary course of business which is currently being contested in good faith by appropriate proceedings, provided that, adequate reserves have been set aside and no material Property is subject to a material impending risk of loss or forfeiture;

            (s) Liens created to secure the purchase price of property or assets; provided, that (a) any such Lien shall attach only to the property or assets purchased, (b) the Indebtedness secured by any such Lien shall not exceed one hundred percent (100%) of the purchase price of the property or assets purchased, (c) any such Lien shall be created within twelve (12) months following the acquisition of such property or assets, and (d) the principal amount of Indebtedness secured by such Liens does not exceed $3,000,000 in the aggregate at any time; and

            (t) other non-consensual Liens incurred in the ordinary course of business but not in connection with the incurrence of any Indebtedness, which do not in the aggregate, when taken together with all other Liens, materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held.

        "Permitted Right of Others" means a Right of Others consisting of (a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the fair market value or use of Property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance, (c) the subordination of a lease or sublease in favor of a financing entity and (d) a license, or similar right, of or to Intangible Assets granted in the ordinary course of business.

        "Person" means any individual or entity, including a trustee, corporation, limited liability company, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Agency, or other entity.

        "Pricing Certificate" means a certificate in the form of Exhibit D, properly completed and signed by a Senior Officer of Borrower.

        "Pricing Period" means (a) the period commencing on the Closing Date and ending on February 15, May 15, August 15, or November 15, whichever first occurs, (b) the period commencing on each February 15 and ending on the next following May 15, (c) the period commencing on each May 16 and ending on the next following August 15, (d) the period commencing on each August 16 and ending on the next following November 15, and

(e) the period commencing on each November 16 and ending on the next following February 15.

        "Prime Rate" means the rate of interest publicly announced from time to time by the Administrative Agent in San Francisco, California (or other headquarters city of the Administrative Agent), as its "reference rate." The "reference rate" is one of several base rates used by the Administrative Agent and serves as the basis upon which effective rates of interest are calculated for loans and other credits making reference thereto. The "reference rate" is not necessarily the lowest base interest rate used by the Administrative Agent. The "reference rate" is evidenced by the recording thereof after its announcement in such internal publication or publications as the Administrative Agent may designate. Any change in the Prime Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

        "Projections" means the projected financial information to be prepared by Borrower and furnished to the Lenders hereunder.

        "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

        "Pro Rata Share" means, with respect to each Lender, the percentage of the Revolving Commitment and Term Commitment set forth opposite the name of that Lender on Schedule 1.1, as such percentage may be increased or decreased pursuant to a Commitment Assignment and Acceptance executed in accordance with
Section 11.8.

        "Quarterly Payment Date" means each April 1, July 1, October 1 and January 1, commencing with July 1, 2001.

        "Quick Ratio" means, as of the last day of any Fiscal Quarter, in respect of Borrower and its Subsidiaries on a consolidated basis and determined in accordance with GAAP, the ratio of (a) the sum of (i) Cash and Cash Equivalents, (ii) accounts receivable other than those owed to Borrower by account debtors involved in proceedings under a Debtor Relief Law and (iii) marketable securities to (b) current liabilities, including the aggregate outstanding principal balance of, and all accrued and unpaid interest on, the Revolving Loans.

        "Real Property" means, as of any date of determination, all real property then or theretofore owned, leased or occupied by any of Borrower or its Subsidiaries.

        "Regulation D" means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

        "Regulation U" means Regulation U, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

        "Request for Letter of Credit" means a written request for a Letter of Credit substantially in the form of Exhibit E, signed by a Responsible Official of Borrower and properly completed to provide all information required to be included therein.

        "Request for Loan" means a written request for a Loan substantially in the form of Exhibit F, signed by a Responsible Official of Borrower, on behalf of Borrower, and properly completed to provide all information required to be included therein.

        "Requirement of Law" means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

        "Requisite Lenders" means (a) as of any date of determination if the Commitments are then in effect, Lenders having in the aggregate 60% or more of the Commitments then in effect and (b) as of any date of determination if the Commitments have then been suspended or terminated and there is then any Indebtedness evidenced by the Notes, Lenders holding Notes evidencing in the aggregate 60% or more of the aggregate Indebtedness then evidenced by the Notes, and, in any event, not less than two (2) Lenders (unless there shall then be but one Lender).

        "Responsible Official" means (a) any Senior Officer of Borrower and (b) any other responsible official of Borrower so designated in a written notice thereof from a Senior Officer to the Administrative Agent. The Lenders shall be entitled to conclusively rely upon any document or certificate that is signed or executed by a Responsible Official of Borrower or any of its Subsidiaries as having been authorized by all necessary corporate, partnership and/or other action on the part of Borrower or such Subsidiary.

        "Revolving Commitment" means, subject to Section 2.5, $25,000,000. The respective Pro Rata Shares of the Lenders with respect to the Revolving Commitment are set forth in Schedule 1.1.

        "Revolving Loan" means a Loan made under the Revolving Commitment.

        "Revolving Loan Maturity Date" means April 30, 2002.

        "Revolving Note" means any of the promissory notes made by Borrower to a Lender evidencing Advances under that Lender's Pro Rata Share of the Revolving Commitment, substantially in the form of Exhibit G, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

        "Right of Others" means, as to any Property in which a Person has an interest, any legal or equitable right, title or other interest (other than a Lien) held by any other Person in that Property, and any option or right held by any other Person to acquire any such right, title or other interest in that Property, including any option or right to acquire a Lien; provided, however, that (a) no covenant restricting the use or disposition of Property of such Person contained in any Contractual Obligation of such Person and (b) no provision contained in a contract creating a right of payment or performance in favor of a Person that conditions, limits, restricts, diminishes, transfers or terminates such right shall be deemed to constitute a Right of Others.

        "Security Agreement" means the security agreement to be executed and delivered pursuant to Article 8 by Borrower and the Subsidiary Guarantors, in the form of Exhibit H, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

        "Senior Officer" means (a) the chief executive officer, (b) the president, (c) any executive vice president, (d) the chief financial officer or
(e) the treasurer, in each case of Borrower.

        "Significant Domestic Subsidiary" means a Significant Subsidiary that is not a Foreign Subsidiary.

        "Significant Foreign Subsidiary" means a Foreign Subsidiary that is a Significant Subsidiary.

        "Significant Subsidiary" means a Subsidiary that either (i) had net income for the Fiscal Year then most recently ended in excess of 5% of Net Income for such Fiscal Year or (ii) had assets in excess of 5% of the total assets of Borrower and its Subsidiaries on a consolidated basis as at the end of the Fiscal Year then most recently ended.

        "Special Eurodollar Circumstance" means the application or adoption after the Closing Date of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by any Lender or its Eurodollar Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority.

        "Standby Letter of Credit" means each Letter of Credit issued by the Issuing Lender under the Revolving Commitment pursuant to Section 2.4 to support the payment or performance of an obligation by Borrower.

        "Stockholders' Equity" means, as of any date of determination and with respect to any Person, the consolidated stockholders' equity of the Person as of that date determined in accordance with GAAP; provided that there shall be excluded from Stockholders' Equity any amount attributable to Disqualified Stock.

        "Subordinated Obligations" means any Indebtedness of Borrower that (a) does not have any scheduled principal payment, mandatory principal prepayment or sinking fund payment due prior to the date that is one year after the Revolving Loan Maturity Date, (b) is not secured by any Lien on any Property of Borrower or any of its Subsidiaries, (c) is not guarantied by any Subsidiary of Borrower,
(d) is subordinated by its terms in right of payment to the Obligations pursuant to provisions acceptable to the Requisite Lenders, (e) is subject to such financial and other covenants and events of defaults as may be acceptable to the Requisite Lenders and (f) is subject to customary interest blockage and delayed acceleration provisions as may be acceptable to the Requisite Lenders.

        "Subsidiary" means, as of any date of determination and with respect to any Person, any corporation, limited liability company or partnership (whether or not, in any case, characterized as such or as a "joint venture"), whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries. Notwithstanding the foregoing, the terms, provisions and limitations of this Agreement (including the representations and warranties set forth in Article IV and the covenants set forth in Article V and VI) shall not apply to either (i) Immeon Networks LLC, a Delaware limited liability company, or (ii) Trellisware Technologies, Inc., a Delaware corporation.

        "Subsidiary Guarantors" means all Significant Domestic Subsidiaries.

        "Subsidiary Guaranty" means the continuing guaranty of the Obligations to be executed and delivered pursuant to Article 8 by the Subsidiary Guarantors, in the form of Exhibit I, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

        "Tangible Net Worth" means, as of any date of determination, the difference between (a) the sum of (i) Stockholders' Equity of Borrower and its Subsidiaries on such date and (ii) Subordinated Obligations outstanding on such date, and (b) the sum of (i) all Intangible Assets of Borrower and its Subsidiaries on such date, (ii) organizational expenses and (iii) monies due from Affiliates (including officers, shareholders and directors) of Borrower and its Subsidiaries on such date.

        "Term Commitment" means $168,042.09. The respective Pro Rata Shares of the Lenders with respect to the Term Commitment are set forth in Schedule 1.1.

        "Term Loan" means the Loan made under the Term Commitment.

        "Term Loan Maturity Date" means September 15, 2001.

        "Term Note" means any of the promissory notes made by Borrower to a Lender evidencing Advances under that Lender's Pro Rata Share of the Term Commitment, substantially in the form of Exhibit J, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

        "to the best knowledge of" means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by a Responsible Official of that Person).

        "type", when used with respect to any Loan or Advance, means the designation of whether such Loan or Advance is an Alternate Base Rate Loan or Advance, or a Eurodollar Rate Loan or Advance.

        "UBOC" has the meaning set forth in the recitals to this Agreement.

                   "Wholly-Owned Subsidiary" means a Subsidiary of Borrower,
               100% of the capital stock or other equity interest of which is owned, directly or indirectly, by Borrower, except for director's qualifying shares required by applicable Laws.

               1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

               1.3 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, except as otherwise specifically prescribed herein. In the event that GAAP changes during the term of this Agreement such that the covenants contained in Sections 6.12 through 6.16, inclusive, would then be calculated in a different manner or with different components, (a) Borrower and the Lenders agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower's financial condition to substantially the same criteria as were effective prior to such change in GAAP and (b) Borrower shall be deemed to be in compliance with the covenants contained in the aforesaid Sections if and to the extent that Borrower would have been in compliance therewith under GAAP as in effect immediately prior to such change, but shall have the obligation to deliver each of the materials described in Article 7 to the Administrative Agent and the Lenders, on the dates therein specified, with financial data presented in a manner which conforms with GAAP as in effect immediately prior to such change.

               1.4 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

               1.5 Exhibits and Schedules. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

               1.6 References to "Borrower and its Subsidiaries". Any reference herein to "Borrower and its Subsidiaries" or the like shall refer solely to Borrower during such times, if any, as Borrower shall have no Subsidiaries.

               1.7 Miscellaneous Terms. The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term "including" is by way of example and not limitation.

                                   Article 2.
                           LOANS AND LETTERS OF CREDIT

            2.1 Loans-General.

               (a) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the Revolving Loan Maturity Date, each Lender shall, pro rata according to that Lender's Pro Rata Share of the then applicable Revolving Commitment, make Advances to Borrower under the Revolving Commitment in such amounts as Borrower may request that do not result in the sum of (i) the aggregate principal amount outstanding under the Revolving Notes and (ii) the Aggregate Effective Amount of all outstanding Letters of Credit to exceed the Revolving Commitment. Subject to the limitations set forth herein, Borrower may borrow, repay and reborrow under the Revolving Commitment without premium or penalty.

               (b) Subject to the terms and conditions set forth in this Agreement, on the Closing Date, each Lender shall, pro rata according to that Lender's Pro Rata Share of the Term Commitment, make an Advance to Borrower under the Term Commitment such that the aggregate of all such Advances equals the Term Commitment. Amounts repaid under the Term Commitment may not be reborrowed.

               (c) Subject to the next sentence, each Loan shall be made pursuant to a Request for Loan which shall specify the requested (i) date of such Loan, (ii) type of Loan, (iii) amount of such Loan, and
        (iv) in the case of a Eurodollar Rate Loan, the Eurodollar Period for such Loan. Unless the Administrative Agent has notified, in its sole and absolute discretion, Borrower to the contrary, a Loan may be requested by telephone by a Responsible Official of Borrower, in which case Borrower shall confirm such request by promptly delivering a Request for Loan (conforming to the preceding sentence) in person or by telecopier to the Administrative Agent. The Administrative Agent shall incur no liability whatsoever hereunder in acting upon any telephonic request for Loan purportedly made by a Responsible Official of Borrower, and Borrower hereby agrees to indemnify the Administrative Agent from any loss, cost, expense or liability as a result of so acting.

               (d) Promptly following receipt of a Request for Loan, the Administrative Agent shall notify each Lender by telephone or telecopier (and if by telephone, promptly confirmed by telecopier) of the date and type of the Loan, the applicable Eurodollar Period, and that Lender's Pro Rata Share of the Loan. Not later than 12:00 p.m., California time, on the date specified for any Loan (which must be a Banking Day), each Lender shall make its Pro Rata Share of the Loan in immediately available funds available to the Administrative Agent at the Administrative Agent's Office. Upon satisfaction or waiver of the applicable conditions set forth in Article 8, all Advances shall be credited on that date in immediately available funds to the Designated Deposit Account.

               (e) Unless the Requisite Lenders otherwise consent, each Revolving Loan which is an Alternate Base Rate Loan shall be not less than $250,000 and in an integral multiple of $100,000 and each Revolving Loan which is a Eurodollar Rate Loan shall be not less than $250,000 and in an integral multiple of $250,000.

               (f) The Advances made by each Lender under the Revolving Commitment shall be evidenced by that Lender's Revolving Note. The Advances made by each Lender under the Term Commitment shall be evidenced by that Lender's Term Note.

               (g) A Request for Loan that is a Eurodollar Rate Loan shall become irrevocable three Eurodollar Banking Days before the requested date of the Loan. A Request for Loan that is an Alternate Base Rate Loan shall become irrevocable one Banking Day before the requested date of the Loan.

               (h) If no Request for Loan (or telephonic request for Loan referred to in the second sentence of Section 2.1(c), if applicable) has been made within the requisite notice periods set forth in Section 2.2 or 2.3 prior to the end of the Eurodollar Period for any outstanding Eurodollar Rate Loan, then on the last day of such Eurodollar Period, such Eurodollar Rate Loan shall be automatically converted into an Alternate Base Rate Loan in the same amount.

            2.2 Alternate Base Rate Loans. Each request by Borrower for an Alternate Base Rate Loan shall be made pursuant to a Request for Loan (or telephonic or other request for loan referred to in the second sentence of
Section 2.1(c), if applicable) received by the Administrative Agent, at the Administrative Agent's Office, not later than 10:00 a.m. California time, on the date (which must be a Banking Day) immediately prior to the date of the requested Alternate Base Rate Loan. All Loans shall constitute Alternate Base Rate Loans unless properly designated as a Eurodollar Rate Loan pursuant to
Section 2.3.

            2.3 Eurodollar Rate Loans.

               (a) Each request by Borrower for a Eurodollar Rate Loan shall be made pursuant to a Request for Loan (or telephonic or other request for Loan referred to in the second sentence of Section 2.1(c), if applicable) received by the Administrative Agent, at the Administrative Agent's Office, not later than 9:00 a.m., California time, at least three (3) Eurodollar Banking Days before the first day of the applicable Eurodollar Period.

               (b) On the date which is two (2) Eurodollar Banking Days before the first day of the applicable Eurodollar Period, the Administrative Agent shall confirm its determination of the applicable Eurodollar Rate (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower and the Lenders by telephone or telecopier (and if by telephone, promptly confirmed by telecopier).

               (c) Unless the Administrative Agent and the Requisite Lenders otherwise consent, no more than three (3) Eurodollar Rate Loans shall be outstanding at any one time.

               (d) No Eurodollar Rate Loan may be requested during the continuation of a Default or Event of Default.

               (e) Nothing contained herein shall require any Lender to fund any Eurodollar Rate Advance in the Designated Eurodollar Market.

            2.4 Letters of Credit.

               (a) The Existing Letters of Credit described in Schedule 2.4 shall be Letters of Credit for all purposes under this Agreement. Subject to the terms and conditions hereof, at any time and from time to time from the Closing Date through the Revolving Loan Maturity Date, the Issuing Lender shall issue such Letters of Credit under the Revolving Commitment as Borrower may request by a Request for Letter of Credit; provided that (i) giving effect to all such Letters of Credit, the sum of (A) the aggregate principal amount outstanding under the Revolving Notes plus (B) the Aggregate Effective Amount of all outstanding Letters of Credit, does not exceed the then applicable Revolving Commitment and
        (ii) the Aggregate Effective Amount under all outstanding Letters of Credit does not exceed $10,000,000. Each Letter of Credit shall be in a form reasonably acceptable to the Issuing Lender. Unless all the Lenders otherwise consent in a writing delivered to the Administrative Agent, the term of any Letter of Credit (other than any Existing Letters of Credit) shall not exceed one (1) year or extend one hundred eighty (180) days beyond the Revolving Loan Maturity Date.

               (b) Each Request for Letter of Credit shall be submitted to the Issuing Lender, with a copy to the Administrative Agent, at least two
        (2) Banking Days prior to the date upon which the related Letter of Credit is proposed to be issued. The Administrative Agent shall promptly notify the Issuing Lender whether such Request for Letter of Credit, and the issuance of a Letter of Credit pursuant thereto, conforms to the requirements of this Agreement. Upon issuance of a Letter of Credit, the Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Lenders, of the amount and terms thereof.

               (c) Upon the issuance of a Letter of Credit, each Lender shall be deemed to have purchased a pro rata participation in such Letter of Credit from the Issuing Lender in an amount equal to that Lender's Pro Rata Share of the Revolving Commitment. Without limiting the scope and nature of each Lender's participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed by Borrower for any payment required to be made by the Issuing Lender under any Letter of Credit, each Lender shall, pro rata according to its Pro Rata Share, reimburse the Issuing Lender through the Administrative Agent promptly upon demand for the amount of such payment. The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit together with interest as hereinafter provided.

               (d) Borrower agrees to pay to the Issuing Lender through the Administrative Agent an amount equal to any payment made by the Issuing Lender with respect to each Letter of Credit within one (1) Banking Day after demand made by the Issuing Lender therefor, together with interest on such amount from the date of any payment made by the Issuing Lender at the rate applicable to Alternate Base Rate Loans for two (2) Banking Days and thereafter at the Default Rate. The principal amount of any such payment shall be used to reimburse the Issuing Lender for the payment made by it under the Letter of Credit and, to the extent that the Lenders have not reimbursed the Issuing Lender pursuant to Section 2.4(c), the interest amount of any such payment shall be for the account of the Issuing Lender. Each Lender that has reimbursed the Issuing Lender pursuant to Section 2.4(c) for its Pro Rata Share of any payment made by the Issuing Lender under a Letter of Credit shall thereupon acquire a pro rata participation, to the extent of such reimbursement, in the claim of the Issuing Lender against Borrower for reimbursement of principal and interest under this Section 2.4(d) and shall share, in accordance with that pro rata participation, in any principal payment made by Borrower with respect to such claim and in any interest payment made by Borrower (but only with respect to periods subsequent to the date such Lender reimbursed the Issuing Lender) with respect to such claim.

               (e) Borrower may, pursuant to a Request for Loan, request that Advances be made pursuant to Section 2.1(a) to provide funds for the payment required by Section 2.4(d) and, for this purpose, the conditions precedent set forth in Article 8 shall not apply. The proceeds of such Advances shall be paid directly to the Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.

               (f) If Borrower fails to make the payment required by Section 2.4(d) within the time period therein set forth, in lieu of the reimbursement to the Issuing Lender under Section 2.4(c) the Issuing Lender may (but is not required to), without notice to or the consent of Borrower, instruct the Administrative Agent to cause Advances to be made by the Lenders under the Revolving Commitment in an aggregate amount equal to the amount paid by the Issuing Lender with respect to that Letter of Credit and, for this purpose, the conditions precedent set forth in Article 8 shall not apply. The proceeds of such Advances shall be paid directly to the Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.

               (g) The issuance of any supplement, modification, amendment, renewal, or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

               (h) The obligation of Borrower to pay to the Issuing Lender the amount of any payment made by the Issuing Lender under any Letter of Credit shall be absolute, unconditional, and irrevocable, subject only to performance by the Issuing Lender of its obligations to Borrower under Uniform Commercial Code Section 5109. Without limiting the foregoing, Borrower's obligations shall not be affected by any of the following circumstances:

                   (i) any lack of validity or enforceability prior to its
               stated expiration date of the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

                   (ii) any amendment or waiver of or any consent to departure from the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, with the consent of Borrower;

                   (iii) the existence of any claim, setoff, defense, or other rights which Borrower may have at any time against the Issuing Lender, the Administrative Agent or any Lender, any beneficiary of the Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

                   (iv) any demand, statement, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared substantially to comply with the terms of the Letter of Credit;

                   (v) payment by the Issuing Lender in good faith under the
               Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of the Letter of Credit, unless the acceptance of such draft or other accompanying document constituted gross negligence;

                   (vi) the existence, character, quality, quantity, condition, packing, value or delivery of any Property purported to be represented by documents presented in connection with any Letter of Credit or any difference between any such Property and the character, quality, quantity, condition, or value of such Property as described in such documents;

                   (vii) the time, place, manner, order or contents of shipments or deliveries of Property as described in documents presented in connection with any Letter of Credit or the existence, nature and extent of any insurance relative thereto;

                   (viii) the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

                   (ix) any failure or delay in notice of shipments or arrival of any Property;

                   (x) any error in the transmission of any message relating to a Letter of Credit not caused by the Issuing Lender, or any delay or interruption in any such message;

                   (xi) any error, neglect or default of any correspondent of the Issuing Lender in connection with a Letter of Credit;

                   (xii) any consequence arising from acts of God, war,
               insurrection, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of the Issuing Lender;

                   (xiii) so long as the Issuing Lender in good faith determines that the contract or document appears substantially to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the Issuing Lender in connection with a Letter of Credit unless the Issuing Lender's actions constituted gross negligence; and

                   (xiv) where the Issuing Lender has acted in good faith and observed general banking usage, any other circumstances whatsoever unless the Issuing Lender's actions constituted gross negligence.

               (i) The Issuing Lender shall be entitled to the protection accorded to the Administrative Agent pursuant to Section 10.6, with all necessary changes.

               (j) The Uniform Customs and Practice for Documentary Credits, as published in its most current version by the International Chamber of Commerce, shall be deemed a part of this Section and shall apply to all Letters of Credit to the extent not inconsistent with applicable Law.

            2.5 Voluntary Reduction of Revolving Commitment. Borrower shall have the right, at any time and from time to time, without penalty or charge, upon at least five (5) Banking Days' prior written notice by a Responsible Official of Borrower to the Administrative Agent, voluntarily to reduce, permanently and irrevocably, in aggregate principal amounts in an integral multiple of $500,000 but not less than $5,000,000, or to terminate, all or a portion of the then undisbursed portion of the Revolving Commitment. The Administrative Agent shall promptly notify the Lenders of any reduction or termination of the Revolving Commitment under this Section.

            2.6 Administrative Agent's Right to Assume Funds Available for Advances. Unless the Administrative Agent shall have been notified by any Lender no later than 10:00 a.m. on the Banking Day of the proposed funding by the Administrative Agent of any Loan that such Lender does not intend to make available to the Administrative Agent such Lender's portion of the total amount of such Loan, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of the Loan and the Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If the Administrative Agent has made funds available to Borrower based on such assumption and such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent promptly shall notify Borrower and Borrower shall pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the daily Federal Funds Rate. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its share of the Commitments or to prejudice any rights which the Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

            2.7 Collateral. The Obligations shall be secured by a first priority (subject to Liens permitted by Section 6.9) perfected Lien on the Collateral pursuant to the Security Agreement.

                                   Article 3.
                                PAYMENTS AND FEES

            3.1 Principal and Interest.

               (a) Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth or provided for herein before and after Default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest at the Default Rate to the fullest extent permitted by applicable Laws.

               (b) Interest accrued on each Alternate Base Rate Loan shall be due and payable on each Monthly Payment Date. Except as otherwise provided in Sections 3.1(d) and 3.8, the unpaid principal amount of any Alternate Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the Alternate Base Rate plus the Applicable Alternate Base Rate Margin. Each change in the interest rate under this Section 3.1(b) due to a change in the Alternate Base Rate shall take effect simultaneously with the corresponding change in the Alternate Base Rate.

               (c) Interest accrued on each Eurodollar Rate Loan which is for a term of three months or less shall be due and payable on the last day of the related Eurodollar Period. Interest accrued on each other Eurodollar Rate Loan shall be due and payable on the date which is three months after the date such Eurodollar Rate Loan was made, every three months thereafter through the last day of the Eurodollar Period and on the last day of the related Eurodollar Period. Except as otherwise provided in Sections 3.1(d) and 3.8, (i) the unpaid principal amount of any Revolving Loan which is a Eurodollar Rate Loan shall bear interest at a rate per annum equal to the Eurodollar Rate for that Eurodollar Rate Loan plus the Applicable Eurodollar Rate Margin, and (ii) the unpaid principal amount of any Term Loan which is a Eurodollar Rate Loan shall bear interest at a rate per annum equal to the Eurodollar Rate for that Eurodollar Rate Loan plus (***).

               (d) During the existence of an Event of Default, the Loans shall bear interest at a rate per annum equal to the sum of (i) the interest rate specified in Sections 3.1(b) or 3.1(c), whichever is applicable, plus (ii) (***) percentage points.

               (e) If not sooner paid, the principal Indebtedness evidenced by the Notes shall be payable as follows:

                   (i) the amount, if any, by which the sum of (A) the principal
               Indebtedness evidenced by the Revolving Notes plus (B) the Aggregate Effective Amount of all outstanding Letters of Credit at any time exceeds the then applicable Revolving Commitment shall be payable immediately;

                   (ii) the principal Indebtedness evidenced by the Term Notes shall be payable in the installments and on the payment dates set forth in the Term Notes, and, in any event, the remaining unpaid principal balance of the Term Notes shall be due and payable in full on the Term Loan Maturity Date.

                   (iii) the principal Indebtedness evidenced by the Revolving
               Notes shall in any event be payable on the Revolving Loan Maturity Date.

               (f) The principal Indebtedness evidenced by the Term Notes shall be prepaid on or before the third Banking Day following the receipt by Borrower or any of its Subsidiaries of (i) Net Cash Sales Proceeds from Dispositions, by an amount equal to 100% of such Net Cash Sales Proceeds, (ii) Net Cash Issuance Proceeds from the issuance of debt securities of Borrower or any of its Subsidiaries, by an amount equal to 100% of such Net Cash Issuance Proceeds, and (iii) Net Cash Issuance Proceeds from the issuance of equity securities of Borrower or any of its Subsidiaries (except an issuance of equity securities to Borrower or to a Wholly-Owned Subsidiary or to employees or former employees of Borrower pursuant to an employee stock option plan maintained by Borrower), by an amount equal to 90% of such Net Cash Issuance Proceeds. Any prepayment of the Term Notes under this Subsection shall be applied to principal coming due in reverse order of maturity.

               (g) The principal Indebtedness evidenced by the Notes may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, except that with respect to any voluntary prepayment under this Subsection, (i) any partial prepayment of a Revolving Loan shall be not less than $100,000 and shall be an integral multiple of $50,000 unless the entire outstanding amount of such Loan is being prepaid, (ii) any partial prepayment of the Term Loan shall be not less than $100,000 and shall be an integral multiple of $50,000 unless the entire outstanding amount of such Loan is being prepaid, (iii) the Administrative Agent shall have received written notice of any prepayment by 9:00 a.m. California time on the date that is one (1) Banking Day before the date of prepayment (which must be a Banking Day) in the case of an Alternate Base Rate Loan, and, in the case of a Eurodollar Rate Loan, three (3) Banking Days before the date of prepayment, which notice shall identify the date and amount of the prepayment and the Loan(s) being prepaid, (iv) each prepayment of principal on any Eurodollar Rate Loan shall be accompanied by payment of interest accrued to the date of payment on the amount of principal paid,
        (v) any payment or prepayment of all or any part of any Eurodollar Rate

        Loan on a day other than the last day of the applicable Eurodollar Period shall be subject to Section 3.7(e), and (vi) prepayment of the Term Notes under this Subsection shall be applied to principal coming due in reverse order of maturity.

            3.2 Arranger and Agency Fees. On the Closing Date and on each other date upon which a fee is payable, Borrower shall pay to the Arranger and the Administrative Agent such fees as heretofore agreed upon by letter agreement between Borrower and the Arranger. The fees paid to the Arranger and the Administrative Agent, are solely for their own account and are nonrefundable.

            3.3 Commitment Fee. From the Closing Date through the Revolving Loan Maturity Date, Borrower shall pay to the Administrative Agent, for the ratable accounts of the Lenders pro rata according to their Pro Rata Share of the Revolving Commitment, a commitment fee equal to the Applicable Commitment Fee Rate per annum times the average daily amount by which the Revolving Commitment exceeds the (i) aggregate daily principal Indebtedness evidenced by the Revolving Notes plus (ii) the Aggregate Effective Amount of all Letters of Credit then outstanding. The commitment fee shall be payable quarterly in arrears as of each Quarterly Payment Date within ten (10) days after receipt by Borrower of an invoice therefor from the Administrative Agent.

            3.4 Letter of Credit Fees. With respect to each Letter of Credit, Borrower shall pay the following fees:

               (a) concurrently with the issuance of each Standby Letter of Credit, to the Administrative Agent a standby letter of credit fee in an amount equal to (***) per annum times the face amount of such Standby Letter of Credit through the termination or expiration of such Standby Letter of Credit, the first 10% of which fee the Administrative Agent shall promptly pay to UBOC and the remainder of which fee the Administrative Agent shall promptly pay to the Lenders ratably, in accordance with their respective Pro Rata Shares of the Commitment;

               (b) concurrently with the issuance of each Commercial Letter of Credit, to the Administrative Agent a commercial letter of credit issuance fee in the amount set forth from time to time as the Issuing Lender's published scheduled fee for the issuance of commercial letters of credit, which fee the Administrative Agent shall promptly pay to the Lenders ratably, in accordance with their respective Pro Rata Shares of the Commitment; and

               (c) concurrently with each negotiation, drawing or amendment of each Commercial Letter of Credit, to the Issuing Lender for the sole account of the Issuing Lender, negotiation, drawing and amendment fees in the amounts set forth from time to time as the Issuing Lender's published scheduled fees for such services.

        Each of the fees payable with respect to Letters of Credit under this
        Section is earned when due and is nonrefundable.

            3.5 Increased Commitment Costs. If any Lender shall determine in good faith that the introduction after the Closing Date of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Agency charged with the interpretation or administration thereof, or compliance by such Lender (or its Eurodollar Lending Office) or any corporation controlling such Lender, with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such central bank or other authority not imposed as a result of such Lender's or such corporation's failure to comply with any other Laws, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy and such Lender's desired return on capital) determines in good faith that the amount of such capital is increased, or the rate of return on capital is reduced, as a consequence of its obligations under this Agreement, then, within five (5) Banking Days after demand of such Lender, Borrower shall pay to such Lender, from time to time as specified in good faith by such Lender, additional amounts sufficient to compensate such Lender in light of such circumstances, to the extent reasonably allocable to such obligations under this Agreement, provided that Borrower shall not be obligated to pay any such amount unless such Lender is charging similar amounts to similarly situated Borrowers and provided further that Borrower shall not be obligated to pay any such amount which arose prior to the date which is ninety (90) days preceding the date of such demand or is attributable to periods prior to the date which is ninety (90) days preceding the date of such demand, and Borrower shall not be obligated to pay any such amount if, within five (5) Banking Days after demand of such Lender, Borrower notifies such Lender of Borrower's intention to repay all Obligations then owing to such Lender and to terminate the Commitments of such Lender, and if Borrower in fact repays such Obligations and terminates such Commitments within [thirty
(30) days] after demand of such Lender. Each Lender's determination of such amounts shall be conclusive in the absence of manifest error.

            3.6 Eurodollar Costs and Related Matters.

               (a) In the event that any Governmental Agency imposes on any Lender any reserve or comparable requirement (including any emergency, supplemental or other reserve) with respect to the Eurodollar Obligations of that Lender, Borrower shall pay that Lender within five
        (5) Banking Days after demand all amounts necessary to compensate such Lender (determined as though such Lender's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market) in respect of the imposition of such reserve requirements (provided, that Borrower shall not be obligated to pay any such amount which arose prior to the date which is ninety (90) days preceding the date of such demand or is attributable to periods prior to the date which is ninety (90) days preceding the date of such demand). The Lender's determination of such amount shall be conclusive in the absence of manifest error.

               (b) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance:

                   (1) shall subject any Lender or its Eurodollar Lending Office to any tax, duty or other charge or cost with respect to any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances, or shall change the basis of taxation of payments to any Lender attributable to the principal of or interest on any Eurodollar Rate Advance or any other amounts due under this Agreement in respect of any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances, excluding
            (i) taxes imposed on or measured in whole or in part by its overall net income by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or Eurodollar Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is "doing business" and (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 11.21, to the extent such forms are then required by applicable Laws;

                   (2) shall impose, modify or deem applicable any reserve not applicable or deemed applicable on the date hereof (including any reserve imposed by the Board of Governors of the Federal Reserve System, special deposit, capital or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or its Eurodollar Lending Office); or

                   (3) shall impose on any Lender or its Eurodollar Lending
            Office or the Designated Eurodollar Market any other condition affecting any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Loans, its obligation to make Eurodollar Rate Advances or this Agreement, or shall otherwise affect any of the same;

        and the result of any of the foregoing, as determined in good faith by such Lender, increases the cost to such Lender or its Eurodollar Lending Office of making or maintaining any Eurodollar Rate Advance or in respect of any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances or reduces the amount of any sum received or receivable by such Lender or its Eurodollar

        Lending Office with respect to any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances (assuming such Lender's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market), then, within five (5) Banking Days after demand by such Lender (with a copy to the Administrative Agent), Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (determined as though such Lender's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market); provided, that Borrower shall not be obligated to pay any such amount which arose prior to the date which is ninety (90) days preceding the date of such demand or is attributable to periods prior to the date which is ninety
        (90) days preceding the date of such demand. A statement of any Lender claiming compensation under this subsection shall be conclusive in the absence of manifest error.

               (c) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance shall, in the good faith opinion of any Lender, make it unlawful or impossible for such Lender or its Eurodollar Lending Office to make, maintain or fund its portion of any Eurodollar Rate Loan, or materially restrict the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the Designated Eurodollar Market, or to determine or charge interest rates based upon the Eurodollar Rate, and such Lender shall so notify the Administrative Agent, then such Lender's obligation to make Eurodollar Rate Advances shall be suspended for the duration of such illegality or impossibility and the Administrative Agent forthwith shall give notice thereof to the other Lenders and Borrower. Upon receipt of such notice, the outstanding principal amount of such Lender's Eurodollar Rate Advances, together with accrued interest thereon, automatically shall be converted to Alternate Base Rate Advances on either (1) the last day of the Eurodollar Period(s) applicable to such Eurodollar Rate Advances if such Lender may lawfully continue to maintain and fund such Eurodollar Rate Advances to such day(s) or (2) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Rate Advances to such day(s), provided that in such event the conversion shall not be subject to payment of a prepayment fee under Section 3.6(e). Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will cause that Lender to notify the Administrative Agent under this Section, and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. In the event that any Lender is unable, for the reasons set forth above, to make, maintain or fund its portion of any Eurodollar Rate Loan, such Lender shall fund such amount as an Alternate Base Rate Advance for the same period of time, and such amount shall be treated in all respects as an Alternate Base Rate Advance. Any Lender whose obligation to make Eurodollar Rate Advances has been suspended under this Section shall promptly notify the Administrative Agent and Borrower of the cessation of the Special Eurodollar Circumstance which gave rise to such suspension.

               (d) If, with respect to any proposed Eurodollar Rate Loan:

                   (1) the Administrative Agent reasonably determines that, by reason of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of the Lenders, deposits in Dollars (in the applicable amounts) are not being offered to any Lender in the Designated Eurodollar Market for the applicable Eurodollar Period; or

                   (2) the Requisite Lenders advise the Administrative Agent
            that the Eurodollar Rate as determined by the Administrative Agent
            (i) does not represent the effective pricing to such Lenders for deposits in Dollars in the Designated Eurodollar Market in the relevant amount for the applicable Eurodollar Period, or (ii) will not adequately and fairly reflect the cost to such Lenders of making the applicable Eurodollar Rate Advances;

        then the Administrative Agent forthwith shall give notice thereof to Borrower and the Lenders, whereupon until the Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make any future Eurodollar Rate Advances shall be suspended.

               (e) Upon payment or prepayment of any Eurodollar Rate Advance (other than as the result of a conversion required under Section 3.6(c) on a day other than the last day in the applicable Eurodollar Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrower (for a reason other than the breach by a Lender of its obligation pursuant to Section 2.1(a) to make an Advance) to borrow on the date or in the amount specified for a Eurodollar Rate Loan in any Request for Loan after such Request for Loan has become irrevocable, Borrower shall pay to the appropriate Lender within five (5) Banking Days after demand a prepayment fee or failure to borrow fee, as the case may be (determined as though 100% of the Eurodollar Rate Advance had been funded in the Designated Eurodollar Market) equal to the sum of:

                   (1) $250; plus

                   (2) the amount, if any, by which (i) the additional interest would have accrued on the amount prepaid or not borrowed at the Eurodollar Rate plus the Applicable Eurodollar Rate Margin if that amount had remained or been outstanding through the last day of the applicable Eurodollar Period exceeds (ii) the interest that the Lender could recover by placing such amount on deposit in the

            Designated Eurodollar Market for a period beginning on the date of the prepayment or failure to borrow and ending on the last day of the applicable Eurodollar Period (or, if no deposit rate quotation is available for such period, for the most comparable period for which a deposit rate quotation may be obtained); plus

                   (3) all out-of-pocket expenses incurred by the Lender
            reasonably attributable to such payment, prepayment or failure to borrow.

        Each Lender's determination of the amount of any prepayment fee payable under this Section shall be conclusive in the absence of manifest error.

               (f) Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will entitle such Lender to compensation pursuant to clause
        (a) or clause (b) of this Section, and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. Any request for compensation by a Lender under this Section shall set forth the basis upon which it has been determined that such an amount is due from Borrower, a calculation of the amount due, and a certification that the corresponding costs have been incurred by the Lender. Borrower shall not be obligated to pay any such compensation to a Lender under this Section if, within five (5) Banking Days after receiving notice from such Lender requesting such compensation, Borrower notifies such Lender of Borrower's intention to repay all Obligations then owing to such Lender and to terminate the Commitments of such Lender, and if Borrower in fact repays such Obligations and terminates such Commitments within thirty (30) days after Borrower receipt of such Lender's notice requesting compensation.

            3.7 Late Payments. If any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to the Administrative Agent or any Lender is not paid when due, it shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the sum of the Alternate Base Rate plus 2%, to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws.

            3.8 Computation of Interest and Fees. Computation of interest and fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made; interest shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Any Loan that is repaid on the same day on which it is made shall bear interest for one day. Notwithstanding anything in this Agreement to the contrary, interest in excess of the maximum amount permitted by applicable Laws shall not accrue or be payable hereunder or under the Notes, and any amount paid as interest hereunder or under the Notes which would otherwise be in excess of such maximum permitted amount shall instead be treated as a payment of principal.

            3.9 Non-Banking Days. If any payment to be made by Borrower or any other Party under any Loan Document shall come due on a day other than a Banking Day, payment shall instead be considered due on the next succeeding Banking Day and the extension of time shall be reflected in computing interest and fees.

            3.10 Manner and Treatment of Payments.

               (a) Each payment hereunder (except payments pursuant to Sections 3.5, 3.6, 11.3, 11.11 and 11.22) or on the Notes or under any other Loan Document shall be made to the Administrative Agent at the Administrative Agent's Office for the account of each of the Lenders or the Administrative Agent, as the case may be, in immediately available funds not later than 11:00 a.m. California time, on the day of payment (which must be a Banking Day). All payments received after such time, on any Banking Day, shall be deemed received on the next succeeding Banking Day. The amount of all payments received by the Administrative Agent for the account of each Lender shall be immediately paid by the Administrative Agent to the applicable Lender in immediately available funds and, if such payment was received by the Administrative Agent by 11:00 a.m., California time, on a Banking Day and not so made available to the account of a Lender on that Banking Day, the Administrative Agent shall reimburse that Lender for the cost to such Lender of funding the amount of such payment at the Federal Funds Rate. All payments shall be made in lawful money of the United States of America.

               (b) Borrower hereby authorizes the Administrative Agent to debit the general operating bank account of Borrower to effect any payment due to the Lenders or the Administrative Agent pursuant to this Agreement. Any resulting overdraft in such account shall be payable by Borrower to the Administrative Agent on the next following Banking Day.

               (c) Except to the extent provided in Sections 3.5 and 3.6(f), each payment or prepayment on account of any Loan shall be applied pro rata according to the outstanding Advances made by each Lender comprising such Loan.

               (d) Each Lender shall use its best efforts to keep a record (in writing or by an electronic data entry system) of Advances made by it and payments received by it with respect to each of its Notes and, subject to Section 10.6(g), such record shall, as against Borrower, be presumptive evidence of the amounts owing. Notwithstanding the foregoing sentence, the failure by any Lender to keep such a record shall not affect Borrower's obligation to pay the Obligations.

               (e) Each payment of any amount payable by Borrower or any other Party under this Agreement or any other Loan Document shall be made free and clear of, and without reduction by reason of, any taxes, assessments or other charges imposed by any Governmental Agency, central bank or comparable authority, excluding (i) taxes imposed on or measured in whole or in part by its overall net income by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or Eurodollar Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is "doing business" and
        (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 11.21, to the extent such forms are then required by applicable Laws (all such non-excluded taxes, assessments or other charges being hereinafter referred to as "Taxes"). To the extent that Borrower is obligated by applicable Laws to make any deduction or withholding on account of Taxes from any amount payable to any Lender under this Agreement, Borrower shall (i) make such deduction or withholding and pay the same to the relevant Governmental Agency and
        (ii) pay such additional amount to that Lender as is necessary to result in that Lender's receiving a net after-Tax amount equal to the amount to which that Lender would have been entitled under this Agreement absent such deduction or withholding. If and when receipt of such payment results in an excess payment or credit to that Lender on account of such Taxes, that Lender shall promptly refund such excess to Borrower.

            3.11 Funding Sources. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan or Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan or Advance in any particular place or manner.

            3.12 Failure to Charge Not Subsequent Waiver. Any decision by the Administrative Agent or any Lender not to require payment of any interest (including interest arising under Section 3.7), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Administrative Agent's or such Lender's right to require full payment of any interest (including interest arising under Section 3.7), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

            3.13 Administrative Agent's Right to Assume Payments Will be Made. Unless the Administrative Agent shall have been notified by Borrower prior to the date on which any payment to be made by Borrower hereunder is due that Borrower does not intend to remit such payment, the

Administrative Agent may, in its discretion, assume that Borrower has remitted such payment when so due and the Administrative Agent may, in its discretion and in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender's share of such assumed payment. If Borrower has not in fact remitted such payment to the Administrative Agent, each Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate.

            3.14 Fee Determination Detail. The Administrative Agent, and any Lender, shall provide reasonable detail to Borrower regarding the manner in which the amount of any payment to the Administrative Agent and the Lenders, or that Lender, under Article 3 has been determined, concurrently with demand for such payment.

            3.15 Survivability. All of Borrower's obligations under Sections 3.5 and 3.6 shall survive for the ninety (90) day period following the date on which the Commitment is terminated and all Loans hereunder are fully paid, and Borrower shall remain obligated thereunder for all claims under such Sections made by any Lender to Borrower prior to the expiration of such period to the extent provided in such Sections.

                                   Article 4.
                         REPRESENTATIONS AND WARRANTIES

            Borrower represents and warrants to the Lenders that:

            4.1 Existence and Qualification; Power; Compliance With Laws. Borrower is a corporation duly formed, validly existing and in good standing under the Laws of Delaware. Borrower is duly qualified or registered to transact business and is in good standing in California and each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. Borrower has all requisite power and authority to conduct its business, to own and lease its Properties and to execute and deliver each Loan Document to which it is a Party and to perform its Obligations. The chief executive offices of Borrower are located in California. All outstanding shares of capital stock of Borrower are duly authorized, validly issued, fully paid and non-assessable, and no holder thereof has any enforceable right of rescission under any applicable state or federal securities Laws. Borrower is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to comply, obtain authorizations, etc., file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

            4.2 Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by Borrower and the Subsidiary Guarantors of the Loan Documents to which it is a Party have been duly authorized by all necessary corporate action, and do not and will not:

               (a) Require any consent or approval not heretofore obtained of any partner, director, stockholder, security holder or creditor of such Party;

               (b) Violate or conflict with any provision of such Party's charter, articles of incorporation or bylaws, as applicable;

               (c) Result in or require the creation or imposition of any Lien (other than pursuant to the Loan Documents) or Right of Others upon or with respect to any Property now owned or leased or hereafter acquired by such Party;

               (d) Violate any Requirement of Law applicable to such Party in any respect that constitutes a Material Adverse Effect;

               (e) Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which such Party is a party or by which such Party or any of its Property is bound or affected in any respect that constitutes a Material Adverse Effect;

and such Party is not in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 4.2(e), in any respect that constitutes a Material Adverse Effect.

            4.3 No Governmental Approvals Required. Except as previously obtained or made, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is or will be required to authorize or permit under applicable Laws the execution, delivery and performance by Borrower or any Subsidiary Guarantor of the Loan Documents to which it is a Party (except where the failure to do so does not constitute a Material Adverse Effect).

            4.4 Subsidiaries.

               (a) Schedule 4.4 hereto correctly sets forth the names, form of legal entity, number of shares of capital stock issued and outstanding, number of shares owned by Borrower or a Subsidiary of Borrower (specifying such owner) and jurisdictions of organization of all Subsidiaries of Borrower and specifies which thereof, as of the Closing Date, are Inactive Subsidiaries. Except as described in Schedule 4.4, Borrower does not own any capital stock, equity interest or debt security which is convertible, or exchangeable, for capital stock or equity interest in any Person. Unless otherwise indicated in Schedule 4.4, all of the outstanding shares of capital stock, or all of the units of equity interest, as the case may be, of each Subsidiary are owned of record and beneficially by Borrower, there are no outstanding options, warrants or other rights to purchase capital stock of any such Subsidiary, and all such shares or equity interests so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all Liens, except for Permitted Encumbrances.

               (b) Each Subsidiary is a legal entity of the type described in
        Schedule 4.4 duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization, is duly qualified to do business as a foreign organization and is in good standing as such in each jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification necessary (except where the failure to be so duly qualified and in good standing does not constitute a Material Adverse

        Effect), and has all requisite power and authority to conduct its business and to own and lease its Properties.

               (c) Each Subsidiary is in compliance with all Laws and other requirements applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, and permits from, and each such Subsidiary has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure to be in such compliance, obtain such authorizations, consents, approvals, orders, licenses, and permits, accomplish such filings, registrations, and qualifications, or obtain such exemptions, does not constitute a Material Adverse Effect.

            4.5 Financial Statements. Borrower has furnished to the Lenders (a) the audited financial statements of Borrower for the Fiscal Year ended March 31, 2000 and (b) the unaudited balance sheet and statement of operations of Borrower for the nine-month period ended December 31, 2000. The financial statements described in clause (a) fairly present in all material respects the financial condition, results of operations and changes in financial position, and the balance sheet and statement of operations described in clause (b) fairly present the financial condition and results of operations of Borrower as of such dates and for such periods in conformity with GAAP consistently applied, subject only to normal year-end accruals and audit adjustments.

            4.6 No Other Liabilities; No Material Adverse Changes. Borrower and its Subsidiaries do not have any material liability or material contingent liability required under GAAP to be reflected or disclosed, and not reflected or disclosed, in the balance sheet described in Section 4.5(b), other than liabilities and contingent liabilities arising in the ordinary course of business since the date of such financial statements. Except as set forth on
Schedule 4.6, as of the Closing Date, to the best of Borrower's knowledge, no circumstance or event has occurred that constitutes a Material Adverse Effect since December 31, 2000.

            4.7 Intentionally Deleted.

            4.8 Intangible Assets. Borrower and its Subsidiaries own, or possess the right to use to the extent necessary in their respective businesses, all material trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of their businesses as now operated, and no such Intangible Asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect. Except as set forth in Schedule 4.8, Borrower has not used any trade name, trade style or "dba" during the five year period ending on the Closing Date.

            4.9 Public Utility Holding Company Act. Neither Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

            4.10 Litigation. Except for (a) any matter fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has not asserted lack of subject matter coverage or reserved its right to do so, (b) any matter, or series of related matters, involving a claim against Borrower or any of its Subsidiaries of less than $1,000,000, (c) matters of an administrative nature not involving a claim or charge against Borrower or any of its Subsidiaries and (d) matters set forth in Schedule 4.10, there are no actions, suits, proceedings or investigations pending as to which Borrower or any of its Subsidiaries have been served or have received notice or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any Property of any of them before any Governmental Agency.

            4.11 Binding Obligations. Each of the Loan Documents to which Borrower and any Subsidiary Guarantor is a Party will, when executed and delivered by such Party, constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

            4.12 No Default. No event has occurred and is continuing that is a Default or Event of Default.

            4.13 ERISA.

               (a) With respect to each Pension Plan:

                   (i) such Pension Plan complies in all material respects with
               ERISA and any other applicable Laws to the extent that noncompliance could reasonably be expected to have a Material Adverse Effect;

                   (ii) such Pension Plan has not incurred any "accumulated
               funding deficiency" (as defined in Section 302 of ERISA) that could reasonably be expected to have a Material Adverse Effect;

                   (iii) no "reportable event" (as defined in Section 4043 of
               ERISA, but excluding such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty days of the occurrence of such event) has occurred that could reasonably be expected to have a Material Adverse Effect; and

                   (iv) neither Borrower nor any of its Subsidiaries has engaged in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code) that could reasonably be expected to have a Material Adverse Effect.

               (b) Neither Borrower nor any of its Subsidiaries has incurred or expects to incur any withdrawal liability to any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.

            4.14 Regulation U; Investment Company Act. No part of the proceeds of any Loan hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in violation of Regulation U. Neither Borrower nor any of its Subsidiaries is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

            4.15 Disclosure. No written statement made by a Senior Officer to the Administrative Agent or any Lender in connection with this Agreement, or in connection with any Loan, as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made.

            4.16 Tax Liability. Borrower and its Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Borrower or any of its Subsidiaries, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained and (b) immaterial taxes so long as no material Property of Borrower or any of its Subsidiaries is at impending risk of being seized, levied upon or forfeited.

            4.17 Projections. As of the Closing Date, to the best knowledge of Borrower, the assumptions set forth in the Projections are reasonable and consistent with each other and with all facts known to Borrower, and the Projections are reasonably based on such assumptions. Nothing in this Section
4.17 shall be construed as a representation or covenant that the Projections in fact will be achieved.

            4.18 Hazardous Materials. Except as described in Schedule 4.18, as of the Closing Date (a) neither Borrower nor any of its Subsidiaries at any time has disposed of, discharged, released or threatened the release of any Hazardous Materials on, from or under the Real Property in violation of any Hazardous Materials Law that would individually or in the aggregate constitute a Material Adverse Effect, (b) to the best knowledge of Borrower, no condition exists that violates any Hazardous Material Law affecting any Real Property except for such violations that would not individually or in the aggregate constitute a Material Adverse Effect, (c) no Real Property or any portion thereof is or has been utilized by Borrower or any of its Subsidiaries as a site for the manufacture of any Hazardous Materials and (d) to the extent that any Hazardous Materials are used, generated or stored by Borrower or any of its Subsidiaries on any Real Property, or transported to or from such Real Property by Borrower or any of its Subsidiaries, such use, generation, storage and transportation are in compliance with all Hazardous Materials Laws except for such non-compliance that would not constitute a Material Adverse Effect or be materially adverse to the interests of the Lenders.

            4.19 Security Interests. Upon the execution and delivery of the Security Agreement, the Security Agreement will create a valid first priority security interest in the Collateral described therein securing the Obligations (subject only to Permitted Encumbrances, Permitted Rights of Others and other matters permitted by Section 6.9 and to such qualifications and exceptions as are contained in the Uniform Commercial Code with respect to the priority of security interests perfected by means other than the filing of a financing statement or with respect to the creation of security interests in Property to which Division 9 of the Uniform Commercial Code does not apply) and all actions necessary to perfect the security interests so created, other than filing of the UCC-1 financing statements delivered to the Administrative Agent pursuant to
Section 8.1 with the appropriate Governmental Agency, have been taken and completed.

                                   Article 5.
                              AFFIRMATIVE COVENANTS
                           (OTHER THAN INFORMATION AND
                             REPORTING REQUIREMENTS)

            So long as any Advance remains unpaid, or any other Obligation remains unpaid, or any portion of the Commitment remains in force, Borrower shall, and shall cause its Subsidiaries to, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents:

            5.1 Payment of Taxes and Other Potential Liens. Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof and upon their respective income or profits or any part thereof, except that Borrower and its Subsidiaries shall not be required to pay or cause to be paid (a) any tax, assessment, charge or levy that is not yet past due, or is being contested in good faith by appropriate proceedings so long as the relevant entity has established and maintains adequate reserves for the payment of the same or (b) any immaterial tax so long as no material Property of Borrower or its Subsidiaries is at impending risk of being seized, levied upon or forfeited.

            5.2 Preservation of Existence. Preserve and maintain their respective existences in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of their respective business and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties except (a) a merger permitted by
Section 6.3 or as otherwise permitted by this Agreement and (b) where the failure to so qualify or remain qualified would not constitute a Material Adverse Effect. Notwithstanding the foregoing, Borrower may liquidate any Subsidiary that does not constitute a Significant Subsidiary if such liquidation would not have a Material Adverse Effect.

            5.3 Maintenance of Properties. Maintain, preserve and protect all of their respective Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, except that the failure to maintain, preserve and protect a particular item of Property that is at the end of its useful life or that is not of significant value, either intrinsically or to the operations of Borrower, shall not constitute a violation of this covenant.

            5.4 Maintenance of Insurance. Maintain liability, casualty, workers' compensation and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which Borrower and its Subsidiaries operate.

            5.5 Compliance With Laws. Comply with all Requirements of Law noncompliance with which constitutes a Material Adverse Effect, except that Borrower and its Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate proceedings.

            5.6 Inspection Rights. Upon reasonable notice, at any time during regular business hours and as often as reasonably requested (but not so as to materially interfere with the business of Borrower or any of its Subsidiaries) permit the Administrative Agent or any Lender, or any authorized employee, agent or representative thereof, at their own cost and expense prior to the occurrence of an Event of Default, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Properties of, Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with any of their officers, key employees, internal accountants and, following the occurrence of an Event of Default, independent accountants. The Administrative Agent or any Lender, or any authorized employee, agent or representative shall (i) comply with all sign-in procedures for visitors, (ii) observe all general and safety, security, and governmental regulations in effect at the site, and (iii) observe all rules regarding restricted areas and restricted information as required by the United States Department of Defense.

            5.7 Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over Borrower and its Subsidiaries.

            5.8 Compliance With Agreements. Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, except for any such Contractual Obligations (a) the performance of which would cause a Default or (b) then being contested by any of them in good faith by appropriate proceedings or (c) if the failure to comply does not constitute a Material Adverse Effect.

            5.9 Use of Proceeds. Use the proceeds of all Revolving Loans for working capital and general corporate purposes of Borrower, including repayment of Indebtedness in connection with the Existing Credit Facilities, and use the proceeds of the Term Loan solely to retire Indebtedness of Borrower and its Subsidiaries and to implement any Permitted Acquisition.

            5.10 Hazardous Materials Laws. Keep and maintain all Real Property and each portion thereof in compliance in all material respects with all applicable Hazardous Materials Laws and promptly notify the Administrative Agent in writing (attaching a copy of any pertinent written material) of (a) any and all material enforcement, cleanup, removal or other governmental or regula- tory actions instituted, completed or threatened in writing by a Governmental Agency pursuant to any applicable Hazardous Materials Laws, (b) any and all material claims made or threatened in writing by any Person against Borrower relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any Senior Officer of any of Borrower of any material occurrence or condition on any real Property adjoining or in the vicinity of such Real Property that could reasonably be expected to cause such Real Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such Real Property under any applicable Hazardous Materials Laws.

            5.11 Syndication Process. Cooperate in such respects as may be reasonably requested by the Arranger in connection with the syndication of the credit facilities under this Agreement, including the provision of information (in form and substance acceptable to the Arranger but subject to confidentiality provisions) for inclusion in written materials furnished to prospective syndicate members and the participation by Senior Officers in meetings with prospective syndicate members. Nothing in this Section 5.11 shall obligate Borrower to amend any Loan Document.

                                   Article 6.
                               NEGATIVE COVENANTS

            So long as any Advance remains unpaid, or any other Obligation remains unpaid, or any portion of the Commitments remains in force, Borrower shall not, and shall not permit any of its Subsidiaries to, unless the Administrative Agent (with the written approval of the Requisite Lenders or, if required by Section 11.2, of all of the Lenders) otherwise consents:

            6.1 Payment of Subordinated Obligations. Pay any (a) principal (including sinking fund payments) or any other amount (other than scheduled interest payments) with respect to any Subordinated Obligation, or purchase or redeem (or offer to purchase or redeem) any Subordinated Obligation, or deposit any monies, securities or other Property with any trustee or other Person to provide assurance that the principal or any portion thereof of any Subordinated Obligation will be paid when due or otherwise to provide for the defeasance of any Subordinated Obligation or (b) scheduled interest on any Subordinated Obligation unless the payment thereof is then permitted pursuant to the terms of the indenture or other agreement governing such Subordinated Obligation.

            6.2 Disposition of Property. Make any Disposition of its Property, whether now owned or hereafter acquired, except (a) a Disposition by Borrower to a Wholly-Owned Subsidiary, or by a Subsidiary to Borrower or a Wholly-Owned Subsidiary and (b) a Disposition for which the Net Cash Sales Proceeds do not exceed $5,000,000 or when added to the aggregate Net Cash Sales Proceeds of all Dispositions made during the term of this Agreement do not exceed $10,000,000.

            6.3 Mergers. Merge or consolidate with or into any Person, except
(a) mergers and consolidations of a Subsidiary of Borrower into Borrower or a Wholly-Owned Subsidiary, or of Subsidiaries with each other and (b) a merger or consolidation of a Person into Borrower or with or into a Wholly-Owned Subsidiary of Borrower which constitutes a Permitted Acquisition; provided that
(i) Borrower is the surviving entity of any merger to which it is a party, (ii) no Default or Event of Default then exists or would result therefrom and (iii) Borrower and each of the Subsidiary Guarantors execute such amendments to the Loan Documents as the Administrative Agent may reasonably determine are appropriate as a result of such merger in order to preserve the enforceability of the Loan Documents on the parties thereto and their successors, if any, and maintain the perfection of the Administrative Agent's Liens on the Collateral.

            6.4 Hostile Acquisitions. Directly or indirectly use the proceeds of any Loan in connection with the acquisition of part or all of a voting interest of five percent (5%) or more in any corporation or other business entity if such acquisition is opposed by the board of directors of such corporation or business entity.

            6.5 Acquisitions. Make any Acquisition other than a Permitted Acquisition.

            6.6 Distributions. Make any Distribution, whether from capital, income or otherwise, and whether in Cash or other Property, except:

               (a) Distributions by any Subsidiary to Borrower or to any Wholly-Owned Subsidiary; and

               (b) stock dividends payable on Common Stock.

            6.7 ERISA. At any time, permit any Pension Plan to: (i) engage in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code); (ii) fail to comply with ERISA or any other applicable Laws; (iii) incur any material "accumulated funding deficiency" (as defined in Section 302 of ERISA); or (iv) terminate in any manner, which, with respect to each event listed above, could reasonably be expected to result in a Material Adverse Effect or (b) withdraw, completely or partially, from any Multiemployer Plan if to do so could reasonably be expected to result in a Material Adverse Effect.

            6.8 Change in Nature of Business. Make any material change in the nature of the business of the Parent and its Subsidiaries, taken as a whole.

            6.9 Liens. Create, incur, assume or suffer to exist any Lien of any nature upon or with respect to any of their respective Properties, or engage in any sale and leaseback transaction with respect to any of their respective Properties, whether now owned or hereafter acquired, except:

               (a) Liens existing on the Closing Date and disclosed in Schedule
        6.9 and any renewals/extensions or amendments thereof, provided that the obligations secured or benefitted thereby are not increased;

               (b) Liens in favor of the Administrative Agent pursuant to the Security Agreement.

               (c) Permitted Encumbrances;

               (d) Liens on personal property acquired by Borrower or any of its Subsidiaries that were in existence at the time of the acquisition of such Property and were not created in contemplation of such acquisition;

               (e) Liens on real property acquired by Borrower or any of its Subsidiaries for use in the business of Borrower or such Subsidiary;

               (f) Liens securing Indebtedness, in an aggregate outstanding principal amount at any time of not more than $3,000,000, permitted by
        Section 6.10(d) on and limited to the capital assets acquired, constructed or financed with the proceeds of such Indebtedness or with the proceeds of any Indebtedness directly or indirectly refinanced by such Indebtedness; and

               (g) Non-consensual Liens securing Indebtedness of not more than $500,000, provided that such Liens are discharged within thirty (30) days after their incurrence by Borrower.

            6.10 Indebtedness and Guaranty Obligations. Create, incur or assume any Indebtedness or Guaranty Obligation except:

               (a) Indebtedness and Guaranty Obligations existing on the Closing Date and disclosed in Schedule 6.10, and refinancings, renewals, extensions or amendments that do not increase the amount thereof;

               (b) Indebtedness and Guaranty Obligations under the Loan
        Documents;

               (c) Indebtedness and Guaranty Obligations owed to Borrower or any of its Subsidiaries;

               (d) Indebtedness consisting of Capital Lease Obligations, or otherwise incurred to finance the purchase or construction of property or assets (which shall be deemed to exist if the Indebtedness is incurred at or within 90 days before or after the purchase or construction of the property or assets), or to refinance any such Indebtedness, provided that the principal amount of such Indebtedness incurred does not exceed $3,000,000 in the aggregate at any time.

               (e) Indebtedness incurred to finance the purchase or construction of real property used in the business of Borrower or any of its Subsidiaries;

               (f) Subordinated Obligations in such amount as may be approved in writing by the Requisite Lenders, except as expressly provided in this Agreement;

               (g) Indebtedness consisting of debt securities for which the Net Cash Issuance Proceeds will be applied as a mandatory prepayment pursuant to Section 3.1(f);

               (h) Indebtedness consisting of Interest Rate Protection Agreements; and

               (i) Guaranty Obligations in support of the obligations of a Wholly-Owned Subsidiary, provided that such obligations are not prohibited by this Agreement.

            6.11 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower other than (a) salary, bonus, employee stock option and other compensation arrangements with directors or officers in the ordinary course of business, (b) transactions that are fully disclosed to the board of directors (or executive committee thereof) of Borrower and expressly authorized by a resolution of the board of directors (or executive committee) of Borrower which is approved by a majority of the directors (or executive committee) not having an interest in the transaction, (c) transactions between or among Borrower and its Subsidiaries and (d) transactions on overall terms at least as favorable to Borrower or its Subsidiaries as would be the case in an arm's-length transaction between unrelated parties of equal bargaining power. Except as set forth in Schedule 6.11, without limiting the generality of the preceding sentence, in no event shall Borrower pay, or permit any of its Subsidiaries to pay, management fees or fees for services to any Affiliate of Borrower without the prior written approval of the Administrative Agent.

            6.12 Leverage Ratio. Permit the Leverage Ratio as of the last day of any Fiscal Quarter to be greater than (***).

            6.13 EBITDA. Permit EBITDA for any Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2001 to be less than (***).

            6.14 Tangible Net Worth. Permit Tangible Net Worth as of the Closing Date to be less than (***) or permit Tangible Net Worth as of the last day of each Fiscal Quarter ending thereafter during the term of this Agreement to be less than the sum of: (a) (***); (b) 90% of the cumulative Net Income for the Fiscal Quarter ending September 30, 2001 and for each Fiscal Quarter ending thereafter (with no deduction for a net loss in any such Fiscal Quarter); and
(c) 100% of the proceeds of any issuance by Borrower of equity securities (except to employees or former employees of Borrower pursuant to an employee stock option plan maintained by Borrower) subsequent to the Closing Date.

            6.15 Quick Ratio. Permit the Quick Ratio as of the last day of any Fiscal Quarter to be less than (***);

            6.16 Investments. Make or suffer to exist any Investment, other than:

               (a) Investments in existence on the Closing Date and disclosed on
        Schedule 6.16;

               (b) Investments consisting of Cash Equivalents;

               (c) Investments in a Person that is the subject of the Acquisition permitted by Section 6.5;

               (d) Investments consisting of advances to officers, directors and employees of a Borrower or of any Subsidiary for travel, entertainment, relocation, anticipated bonus and analogous ordinary business purposes;

               (e) Investments in a Domestic Subsidiary that is a Wholly-Owned Subsidiary;

               (f) Investments in a Foreign Subsidiary that is a Wholly-Owned Subsidiary and Investments in Joint Ventures; provided that (i) the aggregate of such Investments in Immeon Networks LLC, a Delaware limited liability company, in any Fiscal Year does not exceed (***), (ii) the aggregate of such Investments in Trellisware Technologies, Inc., a Delaware corporation, in any Fiscal Year does not exceed (***), and
        (iii) the aggregate of all such Investments in all Foreign Subsidiaries and Joint Ventures in any Fiscal Year does not exceed (***);

               (g) Investments consisting of the extension of credit to customers or suppliers of Borrower and its Subsidiaries in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof;

               (h) Investments received in connection with the settlement of a bona fide dispute with another Person;

               (i) Investments representing all or a portion of the sales price of Property sold or services provided to another Person;

               (j) Investments by Foreign Subsidiaries in any other Subsidiary of a Borrower (whether a Domestic Subsidiary or a Foreign Subsidiary); and

               (k) Investments not described above not in excess of $5,000,000 in any Fiscal Year.

            6.17 Capital Expenditures. Make any Capital Expenditure in any Fiscal Year, if to do so would result in the aggregate Capital Expenditures made in such Fiscal Year (exclusive of Capital Expenditures made in connection with Permitted Acquisitions) to exceed (***).

            6.18 Amendments to Subordinated Obligations. Amend or modify any term or provision of any indenture, agreement or instrument evidencing or governing any Subordinated Obligation in any respect that will or may have a Material Adverse Effect.

            6.19 Changes in Officers, Name, Location of Chief Executive Offices, Etc. Without providing notification to the Administrative Agent, make any change in the executive officers or other senior management of Borrower or the corporate name of Borrower, or without providing ten (10) calendar days prior written notice to the Administrative Agent, make any change in the location of Borrower's material assets, principal place of business or chief executive office.

                                   Article 7.
                     INFORMATION AND REPORTING REQUIREMENTS

            7.1 Financial and Business Information. So long as any Advance remains unpaid, or any other Obligation remains unpaid, or any portion of the Commitments remains in force, Borrower shall, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents, at Borrower's sole expense, deliver to the Administrative Agent for distribution by it to the Lenders, a sufficient number of copies for all of the Lenders of the following:

               (a) As soon as practicable, and in any event within 50 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in any Fiscal Year), the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated and consolidating statements of operations and cash flows for such Fiscal Quarter, and the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail. Such financial statements shall be certified by the chief financial officer of Borrower or his or her designated representative as fairly presenting the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

               (b) As soon as practicable, and in any event within 45 days after the end of each Fiscal Quarter, a Pricing Certificate setting forth a calculation of the Leverage Ratio as of the last day of such Fiscal Quarter, and providing reasonable detail as to the calculation thereof, which calculations in the case of the fourth Fiscal Quarter in any Fiscal Year shall be based on the preliminary unaudited financial statements of Borrower and its Subsidiaries for such Fiscal Quarter, and as soon as practicable thereafter, in the event of any material variance in the actual calculation of the Leverage Ratio from such preliminary calculation, a revised Pricing Certificate setting forth the actual calculation thereof;

               (c) As soon as practicable, and in any event within 120 days after the end of each Fiscal Year, the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year and the consolidated and consolidating statements of operations, stockholders' equity and cash flows, in each case of Borrower and its Subsidiaries for such Fiscal Year, all in reasonable detail. Such financial statements shall be prepared in accordance with GAAP, consistently applied, and such consolidated financial statements shall be accompanied by a report of Pricewaterhouse Coopers LLP or other independent public accountants of recognized standing selected by Borrower and reasonably satisfactory to the Requisite Lenders, which report shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception determined by the Requisite Lenders in their good faith business judgment to be adverse to the interests of the Lenders;

               (d) As soon as practicable, and in any event not later than thirty (30) days prior to the commencement of each Fiscal Year, a budget and projection by Fiscal Quarter for that Fiscal Year and by Fiscal Year for the next succeeding Fiscal Year, including for the first such Fiscal Year, projected consolidated balance sheets, statements of operations and statements of cash flow, forecast assumptions, and a budget for Capital Expenditures, and, for the second such Fiscal Year, projected consolidated condensed balance sheets and statements of operations and cash flows of Borrower and its Subsidiaries, forecast assumptions, and a budget for Capital Expenditures, all in reasonable detail;

               (e) As soon as practicable, and in any event not later than forty-five (45) days after the end of each month, an aging of Borrower's accounts receivable in form and substance reasonably acceptable to the Administrative Agent;

               (f) Promptly after request by the Administrative Agent or any Lender, copies of any detailed audit reports by independent accountants in connection with the accounts or books of Borrower or any of its Subsidiaries, or any audit of any of them;

               (g) Promptly after the same are available, and in any event within five (5) Banking Days after filing with the Securities and Exchange Commission, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under
        Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to the Lenders pursuant to other provisions of this Section 7.1;

               (h) Promptly after request by the Administrative Agent or any Lender, copies of any other report or other document that was filed by Borrower with any Governmental Agency, but excluding such reports or documents as are filed with any Governmental Agency as part of Borrower's ordinary course transactions with any Governmental Agency;

               (i) Promptly upon a Senior Officer becoming aware, and in any event within five (5) Banking Days after becoming aware, of the occurrence of any (i) "reportable event" (as such term is defined in Section 4043 of ERISA, but excluding such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty days of the occurrence of such event) or (ii) non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) involving any Pension Plan or any trust created thereunder, telephonic notice specifying the nature thereof, and, no more than two (2) Banking Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action Borrower is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

               (j) As soon as practicable, and in any event within five (5) Banking Days after a Senior Officer becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, telephonic notice specifying the nature and period of existence thereof, and, no more than five (5) Banking Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action Borrower is taking or proposes to take with respect thereto;

               (k) Promptly upon a Senior Officer becoming aware that (i) any Person has commenced a legal proceeding with respect to a claim against Borrower that is $3,000,000 or more in excess of the amount thereof that is fully covered by insurance, (ii) any creditor under a credit agreement involving Indebtedness of $1,000,000 or more or any lessor under a lease involving aggregate rent of $1,000,000 or more has asserted a default thereunder on the part of Borrower or, (iii) any Person has commenced a legal proceeding with respect to a claim against Borrower under a contract that is not a credit agreement or material lease with respect to a claim of in excess of $3,000,000 or which otherwise may reasonably be expected to result in a Material Adverse Effect, a written notice describing the pertinent facts relating thereto and what action Borrower is taking or proposes to take with respect thereto; and

               (l) Such other data and information as from time to time may be reasonably requested by the Administrative Agent, any Lender (through the Administrative Agent) or the Requisite Lenders, to the extent reasonably available to Borrower.

            7.2 Compliance Certificates. So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitments remains outstanding, Borrower shall, at Borrower's sole expense, deliver to the Administrative Agent for distribution by it to the Lenders concurrently with the financial statements required pursuant to Sections 7.1(a) and 7.1(c), a Compliance Certificate signed by a Senior Officer or his or her designated representative.

                                   Article 8.
                                   CONDITIONS

            8.1 Initial Credit Issuance. The obligation of each Lender to make the initial Credit Issuance is subject to the following conditions precedent, each of which shall be satisfied prior to the making of the initial Advances (unless all of the Lenders, in their sole and absolute discretion, shall agree otherwise):

               (a) The Administrative Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Official of each party thereto, each dated as of the Closing Date and each in form and substance satisfactory to the Administrative Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless the Administrative Agent otherwise agrees or directs):

                   (1) at least one (1) executed counterpart of this Agreement, together with arrangements satisfactory to the Administrative Agent for additional executed counterparts, sufficient in number for distribution to the Lenders and Borrower;

                   (2) Revolving Notes executed by Borrower in favor of each
            Lender, each in a principal amount equal to that Lender's Pro Rata Share of the Revolving Commitment;

                   (3) Term Notes executed by Borrower in favor of each Lender, each in a principal amount equal to that Lender's Pro Rata Share of the Term Commitment;

                   (4) the Subsidiary Guaranty executed by the Subsidiary
            Guarantors;

                   (5) the Security Agreement executed by Borrower and the
            Subsidiary Guarantors;

                   (6) such financing statements on Form UCC-1 executed by
            Borrower and the Subsidiary Guarantors with respect to the Security Agreement as the Administrative Agent may request;

                   (7) with respect to Borrower and the Subsidiary Guarantors, such documentation as the Administrative Agent may reasonably require to establish the due organization, valid existence and good standing of Borrower and the Subsidiary Guarantors, their qualification to engage in business in each material jurisdiction in which they are engaged in business or required to be so qualified, their authority to execute, deliver and perform the Loan Documents to which they are a Party, the identity, authority and capacity of each Responsible Official thereof authorized to act on their behalf, including certified copies of articles or certificates of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, Certificates of Responsible Officials, and the like;

                   (8) the Opinion of Counsel;

                   (9) a Certificate of Borrower, signed by the chief financial officer of Borrower or his or her designated representative, certifying that the representation contained in Section 4.17 is, to the best of his or her knowledge, true and correct;

                   (10) a Certificate of Borrower, executed by the chief
            financial officer of Borrower or his or her designated representative, certifying that the conditions specified in Sections 8.1(f) and 8.1(g) have been satisfied;

                   (11) a preliminary opening balance sheet for Borrower and its
            Subsidiaries, in form and substance acceptable to the Administrative Agent; and

                   (12) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Requisite Lenders reasonably may require.

               (b) The fees payable on the Closing Date pursuant to Section 3.2 shall have been paid.

               (c) All Indebtedness outstanding under the Existing Credit Agreement shall have been (or shall concurrently be) paid and the same shall, together with all Liens securing such Indebtedness, have been (or shall concurrently be) terminated.

               (d) The Administrative Agent shall be reasonably satisfied that, upon the filing of the financing statements described in Section 8.1(a)(8) with the appropriate Governmental Agencies, the Administrative Agent will hold a first priority perfected Lien in the Collateral, for the ratable benefit of the Lenders, subject only to Permitted Encumbrances.

               (e) The reasonable costs and expenses of the Administrative Agent in connection with the preparation of the Loan Documents payable pursuant to Section 11.3, and invoiced to Borrower prior to the Closing Date (if applicable), shall have been (or shall concurrently be) paid.

               (f) The representations and warranties of Borrower contained in
        Article 4 shall be true and correct in all material respects.

               (g) Borrower and any other Parties shall be in compliance with all the terms and provisions of the Loan Documents, and giving effect to the initial Credit Issuance, no Default or Event of Default shall have occurred and be continuing.

               (h) All legal matters relating to the Loan Documents shall be reasonably satisfactory to Sheppard, Mullin, Richter & Hampton LLP, special counsel to the Administrative Agent.

               (i) The Closing Date shall have occurred on or before June 30, 2001.

            8.2 Any Advance. The obligation of each Lender to make any Advance, and the obligation of the Issuing Lender to issue any Letter of Credit, is subject to the following conditions precedent (unless the Requisite Lenders, in their reasonable discretion, shall agree otherwise):

               (a) except (i) for representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is permitted by this Agreement or (ii) as disclosed by Borrower and approved in writing by the Requisite Lenders, the representations and warranties contained in Article 4 (other than Sections 4.4, 4.6 (first sentence), 4.10 and 4.17) shall be true and correct in all material respects on and as of the date of the Advance as though made on that date;

               (b) no circumstance or event shall have occurred that constitutes a Material Adverse Effect since the Closing Date;

               (c) other than matters described in Schedule 4.10 or not required as of the Closing Date to be therein described, there shall not be then pending or threatened any action, suit, proceeding or investigation against or affecting Borrower or any of its Subsidiaries or any Property of any of them before any Governmental Agency that constitutes a Material Adverse Effect; and

               (d) the Administrative Agent shall have timely received a Request for Loan (or telephonic or other request for Loan referred to in the second sentence of

        Section 2.1(c), if applicable), or a Request for Letter of Credit (as applicable), in compliance with Article 2.

                                   Article 9.
              EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

            9.1 Events of Default. The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an Event of Default:

               (a) Borrower fails to pay any principal on any of the Notes, or any portion thereof, within five (5) days after the date when due; or

               (b) Borrower fails to pay any interest on any of the Notes, or any fees under Sections 3.3, 3.4 or 3.5, or any portion thereof, within two (2) Banking Days after the date when due; or fails to pay any other fee or amount payable to the Lenders under any Loan Document, or any portion thereof, within two (2) Banking Days after demand therefor; or

               (c) Borrower fails to comply with any of the covenants contained in Article 6 (other than Sections 6.8, 6.11, or 6.16); or

               (d) Borrower fails to comply with Section 7.1(i) in any respect that has a Material Adverse Effect; or

               (e) Borrower or any other Party fails to perform or observe any other covenant or agreement (not specified in clause (a), (b), (c) or (d) above) contained in any Loan Document on its part to be performed or observed within twenty (20) Banking Days after the giving of notice by the Administrative Agent on behalf of the Requisite Lenders of such Default or, if such Default is not reasonably susceptible of cure within such period, within such longer period as is reasonably necessary to effect a cure so long as such Borrower or such Party continues to diligently pursue cure of such Default but not in any event in excess of forty (40) Banking Days; or

               (f) Any representation or warranty of Borrower or any other Party made in any Loan Document, or in any certificate or other writing delivered by Borrower or such Party pursuant to any Loan Document, proves to have been incorrect when made or reaffirmed in any respect has a Material Adverse Effect; or

               (g) Borrower (i) fails to pay the principal, or any principal installment, of any present or future Indebtedness of $500,000 or more, or any guaranty of present or future Indebtedness of $500,000 or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event of default to occur, in connection with any present or future Indebtedness of $500,000 or more, or of any guaranty of present or future Indebtedness of $500,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due or the right to require Borrower to redeem or purchase, or offer to redeem or purchase, all or any portion of such Indebtedness; or

               (h) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement or action (or omission to act) of the Administrative Agent or the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which has a Material Adverse Effect; or any Collateral Document ceases (other than by action or inaction of the Administrative Agent or any Lender) to create a valid and effective Lien in any material portion of the Collateral; or any Party thereto denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same; or

               (i) A final judgment against Borrower is entered for the payment of money in excess of $3,000,000 (not covered by insurance or for which an insurer has reserved its rights) and, absent procurement of a stay of execution, such judgment remains unsatisfied for thirty (30) calendar days after the date of entry of judgment, or in any event later than five (5) days prior to the date of any proposed sale thereunder; or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of Borrower and is not released, vacated or fully bonded within thirty (30) calendar days after its issue or levy; or

               (j) Borrower institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for sixty (60) calendar days; or

               (k) The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or

               (l) Any holder of a Subordinated Obligation of more than $1,000,000 asserts in writing that such Subordinated Obligation is not subordinated to the Obligations in accordance with its terms and Borrower does not promptly deny in writing such assertion and contest any attempt by such holder to take action based on such assertion; or

               (m) Any Pension Plan maintained by Borrower is finally determined by the PBGC to have a material "accumulated funding deficiency" as that term is defined in Section 302 of ERISA in excess of an amount equal to 5% of the consolidated total assets of Borrower as of the most-recently ended Fiscal Quarter; or

               (n) The Requisite Lenders reasonably determine in good faith that a circumstance or event has occurred that constitutes a Material Adverse Effect; or

               (o) A Change in Control occurs.

            9.2 Remedies Upon Event of Default. Without limiting any other rights or remedies of the Administrative Agent or the Lenders provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:

               (a) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 9.1(j):

                   (1) the Commitments to make Advances and all other
            obligations of the Administrative Agent or the Lenders and all rights of Borrower and any other Parties under the Loan Documents shall be suspended without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all of the Lenders or the Requisite Lenders (as the case may be, in accordance with Section 11.2) may waive an Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Lenders or Requisite Lenders, as the case may be, to reinstate the Commitments and such other obligations and rights and make further Advances, which waiver or determination shall apply equally to, and shall be binding upon, all the Lenders;

                   (2) the Issuing Lender may, with the approval of the
            Administrative Agent on behalf of the Requisite Lenders, demand immediate payment by Borrower of an amount equal to the aggregate amount of all outstanding

            Letters of Credit to be held by the Issuing Lender in an interest-bearing cash collateral account as collateral hereunder; and

                   (3) the Requisite Lenders may request the Administrative
            Agent to, and the Administrative Agent thereupon shall, terminate the Commitments and/or declare all or any part of the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

               (b) Upon the occurrence of any Event of Default described in
        Section 9.1(j):

                   (1) the Commitments to make Advances and all other
            obligations of the Administrative Agent or the Lenders and all rights of Borrower and any other Parties under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all of the Lenders may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the Lenders, to reinstate the Commitments and such other obligations and rights and make further Advances, which determination shall apply equally to, and shall be binding upon, all the Lenders;

                   (2) an amount equal to the aggregate amount of all
            outstanding Letters of Credit shall be immediately due and payable to the Issuing Lender without notice to or demand upon Borrower, which are expressly waived by Borrower, to be held by the Issuing Lender in an interest-bearing cash collateral account as collateral hereunder; and

                   (3) the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

               (c) Upon the occurrence of any Event of Default, the Lenders and the Administrative Agent, or any of them, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), may proceed (but only with the consent of the Requisite Lenders) to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and any other Party and such other rights and remedies as are provided by Law or equity.

               (d) The order and manner in which the Lenders' rights and remedies are to be exercised shall be determined by the Requisite Lenders in their sole discretion, and all payments received by the Administrative Agent and the Lenders, or any of them, shall be applied first to the costs and expenses (including reasonable attorneys' fees and disbursements and the reasonably allocated costs of attorneys employed by the Administrative Agent or by any Lender) of the Administrative Agent and of the Lenders, and thereafter paid pro rata to the Lenders in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders. Regardless of how each Lender may treat payments for the purpose of its own accounting, for the purpose of computing Borrower's Obligations hereunder and under the Notes, payments shall be applied first, to the costs and expenses of the Administrative Agent and the Lenders, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and third, to the payment of all other amounts (including principal and fees) then owing to the Administrative Agent or the Lenders under the Loan Documents. No application of payments will cure any Event of Default (other than an Event of Default caused by a failure to pay), or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at Law or in equity.

                                   Article 10.
                            THE ADMINISTRATIVE AGENT

            10.1 Appointment and Authorization. Subject to Section 10.8, each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof or are reasonably incidental, as determined by the Administrative Agent, thereto. This appointment and authorization is intended solely for the purpose of facilitating the servicing of the Loans and does not constitute appointment of the Administrative Agent as trustee for any Lender or as representative of any Lender for any other purpose and, except as specifically set forth in the Loan Documents to the contrary, the Administrative Agent shall take such action and exercise such powers only in an administrative and ministerial capacity.

            10.2 Administrative Agent and Affiliates. Union Bank of California, N.A. (and each successor Administrative Agent) has the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders" includes Union Bank of California, N.A. in its individual capacity. Union Bank of California, N.A. (and each successor Administrative Agent) and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Borrower, any Subsidiary thereof, or any Affiliate of Borrower or any Subsidiary thereof, as if it were not the Administrative Agent and without any duty to account therefor to the Lenders. Union Bank of California, N.A. (and each successor Administrative Agent) need not account to any other Lender for any monies received by it for reimbursement of its costs and expenses as Administrative Agent hereunder, or (subject to Section 11.10) for any monies received by it in its capacity as a Lender hereunder. The Administrative Agent shall not be deemed to hold a fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

            10.3 Proportionate Interest in any Collateral. The Administrative Agent, on behalf of all the Lenders, shall hold in accordance with the Loan Documents all items of any collateral or interests therein received or held by the Administrative Agent. Subject to the Administrative Agent's and the Lenders' rights to reimbursement for their costs and expenses hereunder (including reasonable attorneys' fees and disbursements and other professional services and the reasonably allocated costs of attorneys employed by the Administrative Agent or a Lender) and subject to the application of payments in accordance with
Section 9.2(d), each Lender shall have an interest in the Lenders' interest in such collateral or interests therein in the same proportions that the aggregate Obligations owed such Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders.

            10.4 Lenders' Credit Decisions. Each Lender agrees that it has, independently and without reliance upon the Administrative Agent, any other Lender or the directors, officers, agents, employees or attorneys of the Administrative Agent or of any other Lender, and instead in reliance upon information supplied to it by or on behalf of Borrower and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each Lender also agrees that it shall, independently and without reliance upon the Administrative Agent, any other Lender or the directors, officers, agents, employees or attorneys of the Administrative Agent or of any other Lender, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents.

            10.5 Action by Administrative Agent.

               (a) Absent actual knowledge of the Administrative Agent of the existence of a Default, the Administrative Agent may assume that no Default has occurred and is continuing, unless the Administrative Agent (or the Lender that is then the Administrative Agent) has received notice from Borrower stating the nature of the Default or has received notice from a Lender stating the nature of the Default and that such Lender considers the Default to have occurred and to be continuing.

               (b) The Administrative Agent has only those obligations under the Loan Documents as are expressly set forth therein.

               (c) Except for any obligation expressly set forth in the Loan Documents and as long as the Administrative Agent may assume that no Event of Default has occurred and is continuing, the Administrative Agent may, but shall not be required to, exercise its reasonable discretion to act or not act, except that the Administrative Agent shall be required to act or not act upon the instructions of the Requisite Lenders (or of all the Lenders, to the extent required by Section 11.2) and those instructions shall be binding upon the Administrative Agent and all the Lenders, provided that the Administrative Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent.

               (d) If the Administrative Agent has received a notice specified in clause (a), the Administrative Agent shall immediately give notice thereof to the Lenders and shall act or not act upon the instructions of the Requisite Lenders (or of all the Lenders, to the extent required by Section 11.2), provided that the Administrative Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent, and except that if the Requisite Lenders (or all the Lenders, if required under Section 11.2) fail, for five (5) Banking Days after the receipt of notice from the Administrative Agent, to instruct the Administrative Agent, then the Administrative Agent, in its sole discretion, may act or not act as it deems advisable for the protection of the interests of the Lenders.

               (e) The Administrative Agent shall have no liability to any Lender for acting, or not acting, as instructed by the Requisite Lenders (or all the Lenders, if required under Section 11.2), notwithstanding any other provision hereof.

            10.6 Liability of Administrative Agent. Neither the Administrative Agent nor any of its directors, officers, agents, employees or attorneys shall be liable for any action taken or not taken by them under or in connection with the Loan Documents, except for their own gross negligence or willful misconduct. Without limitation on the foregoing, the Administrative Agent and its directors, officers, agents, employees and attorneys:

               (a) May treat the payee of any Note as the holder thereof until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by the payee, and may treat each Lender as the owner of that Lender's interest in the Obligations for all purposes of this Agreement until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by that Lender;

               (b) May consult with legal counsel (including in-house legal counsel), accountants (including in-house accountants) and other professionals or experts selected by it, or with legal counsel, accountants or other professionals or experts for Borrower and/or their Subsidiaries or the Lenders, and shall not be liable for any action taken or not taken by it in good faith in accordance with any reasonable advice of such legal counsel, accountants or other professionals or experts selected by it with reasonable care;

               (c) Shall not be responsible to any Lender for any statement, warranty or representation made in any of the Loan Documents or in any notice, certificate, report, request or other statement (written or oral) given or made in connection with any of the Loan Documents except for those expressly made by it;

               (d) Except to the extent expressly set forth in the Loan Documents, shall have no duty to ask or inquire as to the performance or observance by Borrower or its Subsidiaries of any of the terms, conditions or covenants of any of the Loan Documents or to inspect any collateral or any Property, books or records of Borrower or its Subsidiaries;

               (e) Will not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency or value of any Loan

        Document, any other instrument or writing furnished pursuant thereto or in connection therewith, or any Collateral;

               (f) Will not incur any liability by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, statement, request or other instrument or writing reasonably believed by it to be genuine and signed or sent by the proper party or parties; and

               (g) Will not incur any liability for any arithmetical error in computing any amount paid or payable by Borrower or any Subsidiary or Affiliate thereof or paid or payable to or received or receivable from any Lender under any Loan Document, including, without limitation, principal, interest, commitment fees, Advances and other amounts; provided that such error was not the result of gross negligence or wilful misconduct and provided further that, promptly upon discovery of such an error in computation, the Administrative Agent, the Lenders and (to the extent applicable) Borrower and/or its Subsidiaries or Affiliates shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred.

            10.7 Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share of the Commitments (if the Commitments are then in effect) or in accordance with its proportion of the aggregate Indebtedness then evidenced by the Notes (if the Commitments have then been terminated), indemnify and hold the Administrative Agent and its directors, officers, agents, employees and attorneys harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys' fees and disbursements and allocated costs of attorneys employed by the Administrative Agent) that may be imposed on, incurred by or asserted against it or them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure of Borrower to pay the Indebtedness represented by the Notes) or any action taken or not taken by it as Administrative Agent thereunder, except such as result from its own gross negligence or willful misconduct. Without limitation on the foregoing, each Lender shall reimburse the Administrative Agent upon demand for that Lender's Pro Rata Share of any reasonable out-of-pocket cost or expense incurred by the Administrative Agent in connection with the negotiation, preparation, execution, delivery, amendment, waiver, restructuring, reorganization (including a bankruptcy reorganization), enforcement or attempted enforcement of the Loan Documents, to the extent that Borrower or any other Party is required by Section 11.3 to pay that cost or expense but fails to do so upon demand. Nothing in this Section 10.7 shall entitle the Administrative Agent or any indemnitee referred to above to recover any amount from the Lenders if and to the extent that such amount has theretofore been recovered from Borrower or any of its Subsidiaries. To the extent that the Administrative Agent or any indemnitee referred to above is later reimbursed such amount by Borrower or any of its Subsidiaries, it shall return the amounts paid to it by the Lenders in respect of such amount.

            10.8 Successor Administrative Agent. The Administrative Agent may, and at the request of the Requisite Lenders shall, resign as Administrative Agent upon reasonable notice to the Lenders and Borrower effective upon acceptance of appointment by a successor Administrative Agent. If the Administrative Agent shall resign as Administrative Agent under this Agreement, the Requisite Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders, which successor Administrative Agent shall be approved by Borrower (and such approval shall not be unreasonably withheld or delayed). If no successor Administrative Agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and Borrower, a successor Administrative Agent from among the Lenders. Upon the acceptance of its appointment as successor Administrative Agent hereunder, such successor Administrative Agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor Administrative Agent and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article 10, and Sections 11.3,
11.11 and 11.22, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. Notwithstanding the foregoing, if (a) the Administrative Agent has not been paid its agency fees under Section 3.4 or has not been reimbursed for any expense reimbursable to it under Section 11.3, in either case for a period of at least one (1) year and (b) no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided for above.

            10.9 No Obligations of Borrower. Nothing contained in this Article 10 shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by the Administrative Agent of its obligations to the Lenders under any provision of this Agreement, and Borrower shall have no liability to the Administrative Agent or any of the Lenders in respect of any failure by the Administrative Agent or any Lender to perform any of its obligations to the Administrative Agent or the Lenders under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrower to the Administrative Agent for the account of the Lenders, Borrower's obligations to the Lenders in respect of such payments shall be deemed to be satisfied upon the making of such payments to the Administrative Agent in the manner provided by this Agreement. In addition, Borrower may rely on a written statement by the Administrative Agent to the effect that it has obtained the written consent of the Requisite Lenders or all of the Lenders, as applicable under Section 11.2, in connection with a waiver, amendment, consent, approval or other action by the Lenders hereunder, and shall have no obligation to verify or confirm the same.

                                   Article 11.
                                  MISCELLANEOUS

            11.1 Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of the Administrative Agent and the Lenders provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article 8 hereof are inserted for the sole benefit of the Administrative Agent and the Lenders; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Loan without prejudicing the Administrative Agent's or the Lenders' rights to assert them in whole or in part in respect of any other Loan.

            11.2 Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower or any other Party therefrom, may in any event be effective unless in writing signed by the Administrative Agent with the written approval of the Requisite Lenders (and, in the case of any amendment, modification or supplement of or to any Loan Document to which Borrower is a Party, signed by Borrower, and, in the case of any amendment, modification or supplement to Article 10, signed by the Administrative Agent), and then only in the specific instance and for the specific purpose given; and, without the approval in writing of all the Lenders, no amendment, modification, supplement, termination, waiver or consent may be effective:

               (a) To amend or modify the principal of, or the amount of principal, principal prepayments or the rate of interest payable on, any Note, or the amount of the Commitments or the Pro Rata Share of any Lender or the amount of any commitment fee payable to any Lender, or any other fee or amount payable to any Lender under the Loan Documents or to waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest or any fee;

               (b) To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Note or any installment of any fee, or to extend the term of the Commitments;

               (c) To amend the provisions of the definition of "Requisite Lenders", "Revolving Loan Maturity Date", or "Term Loan Maturity Date"; or

               (d) To release any Subsidiary Guarantor from the Subsidiary Guaranty or to release any Collateral from the Lien of the Collateral Documents, except if such release of Collateral occurs in connection with a Disposition permitted under Section 6.2, in which case such release shall not require the consent of any of the Lenders; or

               (e) To amend or waive Section 8.1 or this Section 11.2; or

               (f) To amend any provision of this Agreement that expressly requires the consent or approval of all or a specified portion of the Lenders.

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 11.2 shall apply equally to, and shall be binding upon, all the Lenders and the Administrative Agent.

            11.3 Costs, Expenses and Taxes. Borrower shall pay within five (5) Banking Days after demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Administrative Agent incurred by the Administrative Agent since August 8, 2000, the date of the last invoice in the amount of (***) issued to the Administrative Agent by its counsel, in connection with the negotiation, preparation, syndication, execution and delivery of the Loan Documents (provided that in no event shall Borrower be required to pay more than (***) of the costs and expenses incurred by the Administrative Agent since August 8, 2000). Borrower shall also pay on demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Administrative Agent and the Lenders in connection with each amendment of or waiver relating to the Loan Documents after the anticipated first amendment to this Agreement, the costs and expenses of which first amendment shall borne, and split evenly, by the Lenders, and in connection with the refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto. The foregoing costs and expenses shall include filing fees, recording fees, title insurance fees, appraisal fees, search fees, and other out-of-pocket expenses, and the reasonable fees and out-of-pocket expenses of any legal counsel (including reasonably allocated costs of legal counsel employed by the Administrative Agent or any Lender), independent public accountants and other outside experts retained by the Administrative Agent or any Lender, whether or not such costs and expenses are incurred or suffered by the Administrative Agent or any Lender in connection with or during the course of any bankruptcy or insolvency proceedings of Borrower or any of its Subsidiaries. Borrower shall pay any and all documentary and other taxes, excluding (i) taxes imposed on or measured in whole or in part by a Lender's overall net income imposed on it by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or Eurodollar Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is "doing business" or (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 11.21, to the extent such forms are then required by applicable Laws, and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify on the terms set forth in 11.11 the Administrative Agent and the Lenders from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of any Party to perform any of its Obligations. Any amount payable to the Administrative Agent or any Lender under this Section 11.3 shall bear interest from the fifth Banking Day following the date of demand for payment at the Default Rate.

            11.4 Nature of Lenders' Obligations. The obligations of the Lenders hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Administrative Agent or the Lenders or any of them pursuant hereto or thereto may, or may be deemed to, make the Lenders a partnership, an association, a joint venture or other entity, either among themselves or with the Borrower or any Affiliate of Borrower. A default by any Lender will not increase the Pro Rata Share of the Commitments attributable to any other Lender. Any Lender not in default may, if it desires, assume in such proportion as the non-defaulting Lenders agree the obligations of any Lender in default, but is not obligated to do so. The Administrative Agent agrees that it will use its best efforts either to induce promptly the other Lenders to assume the obligations of a Lender in default or to obtain promptly another Lender, reasonably satisfactory to Borrower, to replace such a Lender in default.

            11.5 Survival of Representations and Warranties. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Parties to any Loan Document, will survive the making of the Loans hereunder and the execution and delivery of the Notes, and have been or will be relied upon by the Administrative Agent and each Lender, notwithstanding any investigation made by the Administrative Agent or any Lender or on their behalf.

            11.6 Notices. Except as otherwise expressly provided in the Loan Documents, all notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, telegraphed, telecopied, dispatched by commercial courier or delivered to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section. Except as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt or the fourth Banking Day after deposit in the United States mail with first class or airmail postage prepaid; if given by telegraph or cable, when delivered to the telegraph company with charges prepaid; if given by telecopier, when sent; if dispatched by commercial courier, on the scheduled delivery date; or if given by personal delivery, when delivered.

            11.7 Execution of Loan Documents. Unless the Administrative Agent otherwise specifies with respect to any Loan Document, (a) this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument and (b) execution of any such counterpart may be evidenced by a telecopier transmission of the signature of such party. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

            11.8 Binding Effect; Assignment.

               (a) This Agreement and the other Loan Documents to which Borrower is a Party will be binding upon and inure to the benefit of Borrower, the Administrative Agent, each of the Lenders, and their respective successors and assigns, except that Borrower may not assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Lenders. Each Lender represents that it is not acquiring its Note with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such Note must be within the control of such Lender). Any Lender may at any time pledge its Note or any other instrument evidencing its rights as a Lender under this Agreement to a Federal Reserve Bank, but no such pledge shall release that Lender from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Lender hereunder absent foreclosure of such pledge.

               (b) From time to time following the Closing Date, each Lender may assign to one or more Eligible Assignees all or any portion of its Pro Rata Share of the Commitments; provided that (i) such Eligible Assignee, if not then a Lender or an Affiliate of the assigning Lender, shall be approved by the Administrative Agent and (if no Event of Default then exists) Borrower (neither of which approvals shall be unreasonably withheld or delayed), (ii) such assignment shall be evidenced by a Commitment Assignment and Acceptance, a copy of which shall be furnished to the Administrative Agent as hereinbelow provided, (iii) except in the case of an assignment to an Affiliate of the assigning Lender, to another Lender or of the entire remaining Commitments of the assigning Lender, the assignment shall not assign a Pro Rata Share of the Commitments that is equivalent to less than $5,000,000 and (iv) the effective date of any such assignment shall be as specified in the Commitment Assignment and Acceptance, but not earlier than the date which is five (5)

        Banking Days after the date the Administrative Agent has received the Commitment Assignment and Acceptance. Upon the effective date of such Commitment Assignment and Acceptance, the Eligible Assignee named therein shall be a Lender for all purposes of this Agreement, with the Pro Rata Share of the Commitments therein set forth and, to the extent of such Pro Rata Share, the assigning Lender shall be released from its further obligations under this Agreement. Borrower agrees that it shall execute and deliver (against delivery by the assigning Lender to Borrower of its Notes) to such assignee Lender, Notes evidencing that assignee Lender's Pro Rata Share of the Commitments, and to the assigning Lender, Notes evidencing the remaining balance Pro Rata Share retained by the assigning Lender.

               (c) By executing and delivering a Commitment Assignment and Acceptance, the Eligible Assignee thereunder acknowledges and agrees that: (i) other than the representation and warranty that it is the legal and beneficial owner of the Pro Rata Share of the Commitments being assigned thereby free and clear of any adverse claim, the assigning Lender has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the assigning Lender has made no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of the Obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Commitment Assignment and Acceptance; (iv) it will, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Administrative Agent to take such action and to exercise such powers under this Agreement as are delegated to the Administrative Agent by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

               (d) The Administrative Agent shall maintain at the Administrative Agent's Office a copy of each Commitment Assignment and Acceptance delivered to it and a register (the "Register") of the names and address of each of the Lenders and the Pro Rata Share of the Commitments held by each Lender, giving effect to each Commitment Assignment and Acceptance. The Register shall be available during normal business hours for inspection by Borrower or any Lender upon reasonable prior notice to the Administrative Agent. After receipt of a completed Commitment Assignment and Acceptance executed by any Lender and an Eligible Assignee, and receipt of an assignment fee of $3,000 from such Lender or Eligible Assignee, the Administrative Agent shall, promptly following the effective date thereof, provide to Borrower and the Lenders a revised Schedule 1.1 giving effect thereto. Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the Pro Rata Share of the Commitments listed therein for all purposes hereof, and no assignment or transfer of any such Pro Rata Share of the Commitments shall be effective, in each case unless and until a Commitment Assignment and Acceptance effecting the assignment or transfer thereof shall have been accepted by the Administrative Agent and recorded in the Register as provided above. Prior to such recordation, all amounts owed with respect to the applicable Pro Rata Share of the Commitments shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Pro Rata Share of the Commitments.

               (e) Each Lender may from time to time grant participations to one or more banks or other financial institutions in a portion of its Pro Rata Share of the Commitments; provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, for the purposes of Sections 3.6, 3.7, 11.11 and 11.22 but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred in respect of such Lender absent the participation, (iv) Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (v) the participation interest shall be expressed as a percentage of the granting Lender's Pro Rata Share of the Commitments as it then exists and shall not restrict an increase in the Commitments, or in the granting Lender's Pro Rata Share of the Commitments, so long as the amount of the participation interest is not affected thereby, (vi) the holder of the participation interest shall abide by the confidentiality provisions set forth herein and (vii) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents other than those which (A) extend the Revolving Loan Maturity Date, the Term Loan Maturity Date or any other date upon which any payment of money is due to the Lenders, (B) reduce the rate of interest on the Notes, any fee or any other monetary amount payable to the Lenders, (C) reduce the amount of any installment of principal due under the Notes, (D) release any Subsidiary Guaranty, or (E) release any Collateral from the Lien of the Collateral Documents, except if such release of Collateral occurs in connection with a Disposition permitted under Section 6.2, in which case such release shall not require the consent of any of the Lenders or of any holder of a participation interest in the Commitments.

            11.9 Right of Setoff. If an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (but in each case only with the consent of the Requisite Lenders) may exercise its rights under Article 9 of the Uniform Commercial Code and other applicable Laws and, to the extent permitted by applicable Laws, apply any funds in any deposit account maintained with it by Borrower and/or any Property of Borrower in its possession against the Obligations.

            11.10 Sharing of Setoffs. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker's lien or counterclaim against Borrower, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then, subject to applicable
Laws: (a) the Lender exercising the right of setoff, banker's lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from each of the other Lenders a participation in the Obligations held by the other Lenders and shall pay to the other Lenders a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender's share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker's lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section 11.10 shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased pursuant to this Section 11.10 may exercise any and all rights of setoff, banker's lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased.

            11.11 Indemnity by Borrower. Borrower agrees to indemnify, save and hold harmless the Administrative Agent and each Lender and their respective directors, officers, agents, attorneys and employees (collectively the "Indemnitees") from and against: (a) any and all claims, demands, actions or causes of action (except a claim, demand, action, or cause of action for any amount excluded from the definition of "Taxes" in Section 3.12(d)) if the claim, demand, action or cause of action arises out of or relates to any act or omission (or alleged act or omission) of

Borrower, its Affiliates or any of its officers, directors or stockholders relating to the Commitment, the use or contemplated use of proceeds of any Loan, or the relationship of Borrower and the Lenders under this Agreement; (b) any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clause (a) above; and (c) any and all liabilities, losses, reasonable costs or expenses (including reasonable attorneys' fees and the reasonably allocated costs of attorneys employed by any Indemnitee and disbursements of such attorneys and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrower, but the failure to so promptly notify Borrower shall not affect Borrower's obligations under this Section unless such failure materially prejudices Borrower's right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided. Such Indemnitee may (and shall, if requested by Borrower in writing) contest the validity, applicability and amount of such claim, demand, action or cause of action and shall permit Borrower to participate in such contest. Such Indemnitee shall act reasonably and in good faith in dealing with such claim, demand, action or cause of action, including in electing whether to offer or accept any settlement or compromise of such claim, demand, action or cause of action. Borrower shall have the burden of establishing the lack of good faith or reasonableness of such Indemnitee. Any Indemnitee that proposes to settle or compromise any claim or proceeding for which Borrower may be liable for payment of indemnity hereunder shall give Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain Borrower's prior written consent (which shall not be unreasonably withheld or delayed). In connection with any claim, demand, action or cause of action covered by this Section 11.11 against more than one Indemnitee, all such Indemnitees shall be represented by the same legal counsel (which may be a law firm engaged by the Indemnitees or attorneys employed by an Indemnitee or a combination of the foregoing) selected by the Indemnitees and reasonably acceptable to Borrower; provided, that if such legal counsel determines in good faith that representing all such Indemnitees would or could result in a conflict of interest under Laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to an Indemnitee that is not available to all such Indemnitees, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each affected Indemnitee shall be entitled to separate representation by legal counsel selected by that Indemnitee and reasonably acceptable to Borrower, with all such legal counsel using reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees; and further provided that the Administrative Agent (as an Indemnitee) shall at all times be entitled to representation by separate legal counsel (which may be a law firm or attorneys employed by the Administrative Agent or a combination of the foregoing). Any obligation or liability of Borrower to any Indemnitee under this Section 11.11 shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Obligations owed to the Lenders.

            11.12 Nonliability of the Lenders. Borrower acknowledges and agrees that:

               (a) Any inspections of any Property of Borrower made by or through the Administrative Agent or the Lenders are for purposes of administration of the Loan only and Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

               (b) By accepting or approving anything required to be observed, performed, fulfilled or given to the Administrative Agent or the Lenders pursuant to the Loan Documents, neither the Administrative Agent nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Administrative Agent or the Lenders;

               (c) The relationship between Borrower and the Administrative Agent and the Lenders is, and shall at all times remain, solely that of borrowers and lenders; neither the Administrative Agent nor the Lenders shall under any circumstance be construed to be partners or joint venturers of Borrower or its Affiliates; neither the Administrative Agent nor the Lenders shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or its Affiliates, or to owe any fiduciary duty to Borrower or its Affiliates; neither the Administrative Agent nor the Lenders undertake or assume any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their Property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Administrative Agent or the Lenders in connection with such matters is solely for the protection of the Administrative Agent and the Lenders and neither Borrower nor any other Person is entitled to rely thereon; and

               (d) The Administrative Agent and the Lenders shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower hereby indemnifies and holds the Administrative Agent and the Lenders harmless on the terms set forth in
        Section 11.11 from any such loss, damage, liability or claim.

            11.13 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, the Administrative Agent and the Lenders in connection with the Loans, and is made for the sole benefit of Borrower, the Administrative Agent and the Lenders, and the Administrative Agent's and the Lenders' successors and assigns. Except as provided in Sections
11.8 and 11.11, no other Person shall have any rights of any nature hereunder or by reason hereof.

            11.14 Confidentiality. Each Lender agrees to hold any confidential information that it may receive from Borrower pursuant to this Agreement in confidence, except for disclosure: (a) to other Lenders or Affiliates of a Lender; (b) to legal counsel and accountants for Borrower or any Lender; (c) to other professional advisors to Borrower or any Lender, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section 11.14; (d) to regulatory officials having jurisdiction over that Lender; (e) as required by Law or legal process, provided that each Lender agrees to notify Borrower of any such disclosures unless prohibited by applicable Laws, or in connection with any legal proceeding to which that Lender and Borrower are adverse parties; and (f) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Lender's interests hereunder or a participation interest in its Notes, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section 11.14. For purposes of the foregoing, "confidential information" shall mean any information respecting Borrower or its Subsidiaries reasonably considered by Borrower to be confidential, other than (i) information previously filed with any Governmental Agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Lender, and (iii) information previously disclosed by Borrower to any Person not associated with Borrower which does not owe a professional duty of confidentiality to Borrower or which has not executed an appropriate confidentiality agreement with Borrower. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Administrative Agent or the Lenders to Borrower.

            11.15 Further Assurances. Borrower shall, at its expense and without expense to the Lenders or the Administrative Agent, do, execute and deliver such further acts and documents as the Requisite Lenders or the Administrative Agent from time to time reasonably require for the assuring and confirming unto the Lenders or the Administrative Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

            11.16 Integration. This Agreement, together with the other Loan Documents and the letter agreements referred to in Sections 3.2 and 3.4, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

            11.17 Governing Law; JURISDICTION AND VENUE. Except to the extent otherwise provided therein, each Loan Document shall be governed by, and construed and enforced in accordance with, the Laws of California applicable to contracts made and performed in California. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN A STATE OR FEDERAL COURT LOCATED IN THE STATE OF CALIFORNIA. THE PARTIES EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN ANY SUCH COURT, AND THE PARTIES HEREBY WAIVE ANY OBJECTION THEY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION AND HEREBY CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY ANY SUCH COURT. FURTHERMORE, THE PARTIES HEREBY WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO ASSERT THAT ANY SUCH COURT IS AN INCONVENIENT FORUM OR OTHERWISE TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11.17.

            11.18 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

            11.19 Headings. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

            11.20 Time of the Essence. Time is of the essence of the Loan Documents.

            11.21 Foreign Lenders and Participants. Each Lender that is incorporated or otherwise organized under the Laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia shall deliver to Borrower (with a copy to the Administrative Agent), on or before the Closing Date (or on or before accepting an assignment or receiving a participation interest herein pursuant to Section 11.8, if applicable) two duly completed copies, signed by a Responsible Official, of either Form 1001 (relating to such Lender and entitling it to a complete exemption from withholding on all payments to be made to such Lender by Borrower pursuant to this Agreement) or Form 4224 (relating to all payments to be made to such Lender by the

Borrower pursuant to this Agreement) of the United States Internal Revenue Service or such other evidence (including, if reasonably necessary, Form W-9) satisfactory to Borrower and the Administrative Agent that no withholding under the federal income tax laws is required with respect to such Lender. Thereafter and from time to time, each such Lender shall (a) promptly submit to Borrower (with a copy to the Administrative Agent), such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and the Administrative Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Lender by Borrower pursuant to this Agreement and
(b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Eurodollar Lending Office, if any) to avoid any requirement of applicable Laws that Borrower make any deduction or withholding for taxes from amounts payable to such Lender. In the event that Borrower or the Administrative Agent become aware that a participation has been granted pursuant to Section 11.8(e) to a financial institution that is incorporated or otherwise organized under the Laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia, then, upon request made by Borrower or the Administrative Agent to the Lender which granted such participation, such Lender shall cause such participant financial institution to deliver the same documents and information to Borrower and the Administrative Agent as would be required under this Section if such financial institution were a Lender.

            11.22 Hazardous Material Indemnity. Borrower hereby agrees to indemnify, hold harmless and defend (by counsel reasonably satisfactory to the Administrative Agent) the Administrative Agent and each of the Lenders and their respective directors, officers, employees, agents, successors and assigns from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all reasonable costs and expenses incurred in connection therewith (including but not limited to reasonable attorneys' fees and the reasonably allocated costs of attorneys employed by the Administrative Agent or any Lender, and expenses to the extent that the defense of any such action has not been assumed by Borrower), arising directly or indirectly out of (i) the presence on, in, under or about any Real Property of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under or from any Real Property and (ii) any activity carried on or undertaken on or off any Real Property by Borrower or any of its predecessors in title, whether prior to or during the term of this Agreement, and whether by Borrower or any predecessor in title or any employees, agents, contractors or subcontractors of Borrower or any predecessor in title, or any third persons at any time occupying or present on any Real Property, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials at any time located or present on, in, under or about any Real Property. The foregoing indemnity shall further apply to any residual contamination on, in, under or about any Real Property, or affecting any natural resources, and to any contamination of any Property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable Laws, but the foregoing indemnity shall not apply to Hazardous Materials on any Real Property, the presence of which is caused by the Administrative Agent or the Lenders. Borrower hereby acknowledges and agrees that, notwithstanding any other provision of this Agreement or any of the other Loan Documents to the contrary, the obligations of Borrower under this Section shall be unlimited corporate obligations of Borrower and shall not be secured by any Lien on any Real Property. Any obligation or liability of Borrower to any Indemnitee under this Section 11.22 shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Obligations owed to the Lenders.

            11.23 Waiver of Right to Trial by Jury. BORROWER HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND BORROWER HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF BORROWER TO THE WAIVER OF BORROWER'S RIGHT TO TRIAL BY JURY.

            11.24 Purported Oral Amendments. BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 11.2. BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF THE MANAGING AGENT OR ANY BANK THAT DOES NOT COMPLY WITH SECTION 11.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                  VIASAT, INC.

                                  By: __________________________________________

                                  Name: ________________________________________

                                  Title: _______________________________________

                                  Address:

                                  ViaSat, Inc.
                               6155 El Camino Real
                           Carlsbad, California 92009

                                  Attn:   Rick Baldridge
                                          Chief Financial Officer

                                  Telecopier:    (760) 476-2200
                                  Telephone:     (760) 929-3926


                                     -S-1-

                                  UNION BANK OF CALIFORNIA, N.A.,
                                  as Administrative Agent

                                  By: __________________________________________
                                                      Myra Juetten
                                                      Vice President

                                  Address:

                                  Union Bank of California, N.A.
                                  San Diego Commercial Banking Office
                                  530 "B" Street, 4th Floor, S-420
                                  San Diego, California 92101-4407

                                  Attn:   Myra Juetten

                                  Telecopier:    (619) 230-3766
                                  Telephone:     (619) 230-3763

                                  UNION BANK OF CALIFORNIA, N.A.,
                                  as a Lender

                                  By: __________________________________________
                                                      Myra Juetten
                                                      Vice President

                                  Address:

                                  Union Bank of California, N.A.
                                  San Diego Commercial Banking Office
                                  530 "B" Street, 4th Floor, S-420
                                  San Diego, California 92101-4407

                                  Attn:   Myra Juetten

                                  Telecopier:    (619) 230-3766
                                  Telephone:     (619) 230-3756

                                     -S-2-

                                  WASHINGTON MUTUAL BANK, dba
                                  WM Business Bank,
                                  as a Lender

                                  By: __________________________________________
                                                       Greg Marks
                                                      Vice President

                                  Address:

                                  WM Business Bank
                                  San Diego Business Banking Center
                                  101 West Broadway, Suite 110
                                  San Diego, California  92101

                                  Attn:   Greg Marks

                                  Telecopier:    (619) 702-9157
                                  Telephone:     (619) 702-9208


                                     -S-3-

                                   EXHIBIT G
                                 REVOLVING NOTE

$12,500,000                                                        June 21, 2001
                                                         Los Angeles, California

              FOR VALUE RECEIVED, the undersigned promises to pay to the order of WASHINGTON MUTUAL BANK DBA, WM BUSINESS BANK (the "Lender"), the principal amount of TWELVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($12,500,000), or such lesser amount as shall equal the then aggregate outstanding Revolving Loans made by the Lender to the undersigned under the Loan Agreement referred to below, payable as hereinafter set forth. The undersigned promises to pay interest on the principal amount hereof remaining unpaid from time to time from the date hereof until the date of payment in full, payable as hereinafter set forth.

              Reference is made to the Revolving/Term Loan Agreement, dated as of June 21, 2001, by and among the undersigned, as Borrower, the Lenders which are parties thereto, and UNION BANK OF CALIFORNIA, N.A., as Administrative Agent for the Lenders (as amended, extended, renewed, supplemented or otherwise modified from time to time, the "Loan Agreement"). Terms defined in the Loan Agreement and not otherwise defined herein are used herein with the meanings given those terms in the Loan Agreement. This is one of the Revolving Notes referred to in the Loan Agreement, and any holder hereof is entitled to all of the rights, remedies, benefits and privileges provided for in the Loan Agreement as originally executed or as it may from time to time be supplemented, modified or amended. The Loan Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events upon the terms and conditions therein specified.

              The principal indebtedness evidenced by this Note shall be payable as provided in the Loan Agreement and in any event on the Maturity Date.

              Interest shall be payable on the outstanding daily unpaid principal amount of the Advance from the date thereof until payment in full and shall accrue and be payable at the rates and on the dates set forth in the Loan Agreement both before and after default and before and after maturity and judgment, with interest on overdue principal and interest to bear interest at the rate set forth in Section 3.7 of the Loan Agreement, to the fullest extent permitted by applicable Law.

              Each payment hereunder shall be made to the Administrative Agent at the Administrative Agent's Office for the account of the Lender in immediately available funds not later than 11:00 a.m. (California time) on the day of payment (which must be a Banking Day). All payments received after 11:00 a.m. (California time) on any particular Banking Day shall be deemed received on the next succeeding Banking Day. All payments shall be made in lawful money of the United States of America.

              The Lender shall use its best efforts to keep a record of payments of principal and interest received by it with respect to this Note, and such record shall be presumptive evidence of the amounts owing under this Note.

              The undersigned hereby promises to pay all costs and expenses of any rightful holder hereof incurred in collecting the undersigned's obligations hereunder in accordance with the Loan Agreement or in enforcing or attempting to enforce any of such holder's rights hereunder, including reasonable attorneys' fees and disbursements, whether or not an action is filed in connection therewith.

              The undersigned hereby waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest and any other notice or formality, to the fullest extent permitted by applicable Laws.

              THIS NOTE SHALL BE DELIVERED TO AND ACCEPTED BY THE LENDER, OR BY THE ADMINISTRATIVE AGENT ON BEHALF OF THE LENDER, IN THE STATE OF CALIFORNIA, AND SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LOCAL LAWS THEREOF.

                                        VIASAT, INC.,
                                        a Delaware corporation

                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

                            SCHEDULE OF ADVANCES AND
                              PAYMENTS OF PRINCIPAL

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Date             Period               Paid             Balance          Made by
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

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

                                    EXHIBIT H

                               SECURITY AGREEMENT

              THIS SECURITY AGREEMENT, dated as of June 21, 2001, is made by VIASAT, INC., a Delaware corporation ("Borrower"), and those Subsidiaries of Borrower that become parties hereto in the manner provided in Section 17 hereof (collectively with Borrower, "Grantors"), jointly and severally, in favor of UNION BANK OF CALIFORNIA, N.A., as the Administrative Agent under the Loan Agreement referred to below, for the ratable benefit of each of the Lenders which are parties to the Loan Agreement from time to time, as Secured Party, with reference to the following facts:

                                    RECITALS

              A. Pursuant to the Revolving/Term Loan Agreement of even date herewith by and among Borrower, the lenders from time to time a part thereto (collectively, the "Lenders" and individually, a "Lender") and the Administrative Agent (as such agreement may from time to time be amended, extended, renewed, supplemented or otherwise modified, the "Loan Agreement"), the Lenders have agreed to provide Borrower with certain credit facilities.

              B. The Loan Agreement provides as a condition of the availability of such credit facilities that Grantors shall enter into this Agreement and shall grant security interests to Secured Party as herein provided to secure the payment and performance of their obligations to the Administrative Agent and the Lenders under the Loan Agreement and the Subsidiary Guaranty, respectively.

              C. Each Grantor expects to realize direct and indirect benefits as a result of the availability of the aforementioned loan credit facilities.


                                    AGREEMENT

              NOW, THEREFORE, in order to induce the Lenders to extend the aforementioned credit facilities, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Grantors hereby jointly and severally represent, warrant, covenant, agree, assign and grant as follows:

              1. Definitions. This Agreement is the Security Agreement referred to in the Loan Agreement and is one of the "Loan Documents" referred to in the Loan Agreement. Terms defined in the Loan Agreement and not otherwise defined in this Agreement shall have the meanings defined for those terms in the Loan Agreement. Terms defined in the California Uniform Commercial Code and not otherwise defined in this Agreement or in the Loan Agreement shall have the meanings defined for those terms in the California Uniform Commercial Code, as such statute may be amended from time to time. As used in this Agreement, the following terms shall have the meanings respectively set forth after each:

              "Agreement" means this Security Agreement, and any extensions, modifications, renewals, restatements, supplements or amendments hereof, including, without limitation, any documents or agreements by which additional Grantors become party hereto.

              "Cash" means all monetary and non-monetary items owned by Grantors that are treated as cash in accordance with GAAP, consistently applied.

              "Collateral" means and includes all present and future rights and powers of Grantors, and title and interest of Grantors, or any one or more of them, in or to any and all of the following Property:

                     (a) All present and future accounts receivable, accounts, rights to payment, notes and drafts, and obligations owing to any Grantor or in which any Grantor may have any interest, however created or arising and whether or not earned by performance;

                     (b) All present and future deposit accounts of any Grantor, including, without limitation, any demand, time, savings, passbook or like account maintained by any Grantor with any bank, savings and loan association, credit union or like organization, and all money, Cash and Cash equivalents of any Grantor, whether or not deposited in any such deposit account;

                     (c) All present and future inventory and merchandise, including, without limitation, all present and future goods held for sale or lease or to be furnished under a contract of service, all raw materials, work in process and finished goods, all packing materials, supplies and containers relating to or used in connection with any of the foregoing, and all bills of lading, warehouse receipts or documents of title relating to any of the foregoing;

                     (d) All present and future accessions, appurtenances, components, repairs, repair parts, spare parts, replacements, substitutions, additions, issue and/or improvements to or of or with respect to any of the foregoing;

                     (e) All rights, remedies, powers and/or privileges of any Grantor with respect to any of the foregoing; and

                     (f) Any and all proceeds and products of any of the foregoing, including, without limitation, all money, accounts, deposit accounts, insurance proceeds, and any other tangible or intangible property received upon the sale or disposition of any of the foregoing;

provided that the term "Collateral", as used in this Agreement, shall not include the Real Property or any interest therein.

              "GAAP" means, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or
(c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America. The term "consistently applied," as used in connection therewith, means that the accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods.

              "Governmental Agency" means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body or (c) any court or administrative tribunal of competent jurisdiction.

              "Grantors" means Borrower and those Significant Domestic Subsidiaries of Borrower that become parties hereto as provided in Section 17 hereof, and each of them, and any one or more of them, jointly and severally. At such times, if any, as no Domestic Subsidiaries of Borrower are parties hereto, the term "Grantors" shall refer solely to Borrower.

              "Investment" means, when used in connection with any Grantor, any investment by or of that Grantor, whether by means of purchase or other acquisition of stock or other securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests of such Person.

              "Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

              "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.

              "Permitted Encumbrances" means:

                     (a) inchoate Liens incident to construction on or maintenance of Property; or Liens incident to construction on or maintenance of Property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material impending risk of loss or forfeiture;

                     (b) Liens for taxes and assessments on Property which are not yet past due; or Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material impending risk of loss or forfeiture;

                     (c) defects and irregularities in title to any Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

                     (d) easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

                     (e) easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a shopping center or similar project affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

                     (f) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, the use of any Property;

                     (g) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, any right, power, franchise, grant, license, or permit;

                     (h) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property;

                     (i) statutory Liens, other than those described in clauses
       (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material impending risk of loss or forfeiture;

                     (j) covenants, conditions, and restrictions affecting the use of Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

                     (k) rights of tenants under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property;

                     (l) Liens consisting of pledges or deposits to secure obligations under workers' compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

                     (m) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business;

                     (n) Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor);

                     (o) Liens consisting of any right of offset, or statutory bankers' lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers' lien;

                     (p) Liens consisting of deposits of Property to secure statutory obligations of Borrower;

                     (q) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds;

                     (r) Liens created by or resulting from any litigation or legal proceeding in the ordinary course of business which is currently being contested in good faith by appropriate proceedings, provided that adequate reserves have been set aside and no material Property is subject to a material impending risk of loss or forfeiture; and

                     (s) other non-consensual Liens incurred in the ordinary course of business but not in connection with the incurrence of any indebtedness, which do not in the aggregate, when taken together with all other Liens, materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held.

              "Property" means any interest of Grantors in any personal property intended as Collateral under this Security Agreement.

              "Real Property" means all real property now or hereafter owned, leased or occupied by Grantors.

              "Secured Party" means the Administrative Agent, who shall hold the Liens and security interests granted hereunder for the ratable benefit of each of the Lenders which are parties to the Loan Agreement from time to time.

              2. Further Assurances. Concurrent with its execution and delivery of this Agreement to Secured Party and thereafter, each Grantor shall execute and deliver to Secured Party all such financing statements, deposit account control agreements and other agreements, instruments and documents in form and substance satisfactory to Secured Party as shall be reasonably necessary or desirable to perfect fully, when filed and/or recorded, and to ensure the first-priority status of, Secured Party's security interests granted pursuant to
Section 3 of this Agreement. At any time and from time to time, Secured Party is hereby authorized and shall be entitled to file and/or record any or all such financing statements, instruments and documents held by it, and any or all such further financing statements, documents and instruments, and to take all such other actions, as Secured Party may reasonably deem appropriate to perfect and to maintain perfected, and to ensure the first- priority status of, the security interests granted in Section 3 of this Agreement. At Secured Party's request, whether before or after the occurrence of an Event of Default, each Grantor shall execute all such further financing statements, deposit account control agreements, instruments and documents, and shall do all such further acts and things, as reasonably may be deemed necessary or desirable by Secured Party to create and perfect, and to continue and preserve, an indefeasible security interest in the Collateral in favor of Secured Party, or the priority thereof. With respect to any Collateral which Secured Party's security interest need be perfected by, or the priority thereof need be assured by, possession of such Collateral, Grantors will upon demand of Secured Party deliver possession of same in pledge to Secured Party.

              3. Security Agreement. For valuable consideration, Grantors, and each of them, hereby assign and pledge to Secured Party, and grant to Secured Party a first-priority security interest in, all presently existing and hereafter acquired Collateral, as security for the timely payment and performance of the Obligations, and each of them. This Agreement is a continuing and irrevocable agreement and all the rights, powers, privileges and remedies hereunder shall apply to any and all Obligations, including those arising under successive transactions which shall either continue the Obligations, increase or decrease them, or from time to time create new Obligations after all or any prior Obligations have been satisfied, and notwithstanding the bankruptcy of any Grantor or any other Person or any other event or proceeding affecting any Person.

              4. Grantors' Representations, Warranties and Agreements. Except as otherwise disclosed to Secured Party in writing concurrently herewith, Grantors represent, warrant and agree that: (a) each Grantor will pay, prior to delinquency, all taxes, charges, Liens and assessments against the portion of the Collateral owned by it, except Permitted Encumbrances, and such other Liens as are timely contested in good faith, and upon its failure to pay or so contest such taxes, charges, Liens and assessments, Secured Party at its option may pay any of them; (b) the Collateral will not be used for any unlawful purpose or in violation of any Law, regulation or ordinance, nor used in any way that will void or impair any insurance required to be carried in connection therewith; (c) each Grantor will, to the extent consistent with good business practice, keep the portion of the Collateral owned by it in reasonably good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto and, as appropriate and applicable, will otherwise deal with such portion of the Collateral in all such ways as are considered good practice by owners of like Property; (d) each Grantor will take all reasonable steps to preserve and protect the Collateral;
(e) each Grantor will maintain, with responsible insurance companies, insurance covering the Collateral against such insurable losses as is required by the Loan Agreement and as is consistent with sound business practice, and will cause Secured Party to be designated as an additional insured and loss payee with respect to all insurance (whether or not required by the Loan Agreement), will obtain the written agreement of the insurers that such insurance shall not be canceled, terminated or materially modified to the detriment of Secured Party without at least 30 days prior written notice to Secured Party, and will furnish copies of such insurance policies or certificates to Secured Party promptly upon request therefor; (f) Grantors will promptly notify Secured Party in writing in the event of damage to any material portion of the Collateral from any source whatsoever, and, except for the disposition of collections and other proceeds of the Collateral permitted by Section 6 hereof, Grantors will not remove or permit to be removed any part of the Collateral from their places of business without the prior written consent of Secured Party, except for such items of the Collateral as are removed in the ordinary course of business or in connection with any transaction or disposition otherwise permitted by the Loan Documents; and (g) in the event any Grantor changes its name or its address as either are set forth herein or in any Loan Document, such Grantor will notify Secured Party of such name and/or address change promptly, but in any event, within five (5) Business Days.

              5. Secured Party's Rights Regarding Collateral. At any time (whether or not an Event of Default has occurred), without notice or demand and at the expense of each Grantor with regard to the portion of the Collateral owned by it, Secured Party may, to the extent it may be necessary or desirable to protect the security hereunder, but Secured Party shall not be obligated to: (a) at all reasonable times on reasonable notice, enter upon any premises on which Collateral is situated and examine the same or
(b) perform any obligation of any Grantor under this Agreement or any obligation of any other Person under the Loan Documents. After the occurrence and during the continuance of an Event of Default, at the expense of each Grantor with regard to the portion of the Collateral owned by it, Secured Party may, to the extent it may be necessary or desirable to protect the security hereunder, but Secured Party shall not be obligated to, request from obligors on the Collateral, in the name of any Grantor or in the name of Secured Party, information concerning the Collateral and the amounts owing thereon. Each Grantor shall maintain books and records pertaining to the Collateral in such detail, form and scope as is reasonably required by Secured Party to perfect, or maintain the effectiveness of Secured Party's security interests hereunder. Each Grantor shall at any time at Secured Party's request mark the Collateral and/or such Grantor's ledger cards, books of account and other records relating to the Collateral with appropriate notations satisfactory to Secured Party disclosing that they are subject to Secured Party's security interests. Secured Party shall at all reasonable times on reasonable notice have full access to and the right to audit any and all of Grantors' books and records pertaining to the Collateral, and to confirm and verify the value of the Collateral and to do whatever else Secured Party reasonably may deem necessary or desirable to protect its interests; provided, however, that any such action which involves communicating with customers of Grantors shall be carried out by Secured Party through Grantors' independent auditors unless Secured Party shall then have the right directly to notify obligors on the Collateral as provided in Section 9. Secured Party shall be under no duty or obligation whatsoever to take any action to preserve any rights of or against any prior or other parties in connection with the Collateral, to exercise any voting rights or managerial rights with respect to any Collateral, whether or not an Event of Default shall have occurred, or to make or give any presentments, demands for performance, notices of non-performance, protests, notices of protests, notices of dishonor or notices of any other nature whatsoever in connection with the Collateral or the Obligations. Secured Party shall be under no duty or obligation whatsoever to take any action to protect or preserve the Collateral or any rights of any Grantor therein, or to make collections or enforce payment thereon, or to participate in any foreclosure or other proceeding in connection therewith.

              6. Collections on the Collateral. Except as otherwise provided in any Loan Document, Grantors shall have the right to use and to continue to make collections on and receive dividends and other proceeds of all of the Collateral in the ordinary course of business so long as no notice has been given by Secured Party that it intends to exercise remedies after an Event of Default has occurred and is continuing. Upon the occurrence and during the continuance of an Event of Default, at the option of Secured Party, Grantors' right to make collections on and receive dividends and other proceeds of the Collateral and to use or dispose of such collections and proceeds shall terminate, and any and all dividends, proceeds and collections, including all partial or total prepayments, then held or thereafter received on or on account of the Collateral will be held or received by Grantors in trust for Secured Party and immediately delivered in kind to Secured Party. Any remittance received by any Grantor from any Person shall be presumed to relate to the Collateral and to be subject to Secured Party's security interests. Upon the occurrence and during the continuance of an Event of Default, Secured Party shall have the sole right at all times to receive, receipt for, endorse, assign, deposit and deliver, in the name of Secured Party or in the name of the appropriate Grantor, any and all checks, notes, drafts and other instruments for the payment of money constituting proceeds of or otherwise relating to the Collateral; and each Grantor hereby authorizes Secured Party to affix, by facsimile signature or otherwise, the general or special endorsement of it, in such manner as Secured Party shall deem advisable, to any such instrument in the event the same has been delivered to or obtained by Secured Party without appropriate endorsement, and Secured Party and any collecting bank are hereby authorized to consider such endorsement to be a sufficient, valid and effective endorsement by the appropriate Grantor, to the same extent as though it were manually executed by the duly authorized officer of the appropriate Grantor, regardless of by whom or under what circumstances or by what authority such facsimile signature or other endorsement actually is affixed, without duty of inquiry or responsibility as to such matters, and each Grantor hereby expressly waives demand, presentment, protest and notice of protest or dishonor and all other notices of every kind and nature with respect to any such instrument.

              7. Possession of Collateral by Secured Party. All the Collateral now, heretofore or hereafter delivered to Secured Party in its capacity as Secured Party shall be held by Secured Party in its possession, custody and control. Upon the occurrence and during the continuance of an Event of Default, whenever any of the Collateral is in Secured Party's possession, custody or control, Secured Party may use, operate and consume the Collateral, whether for the purpose of preserving and/or protecting the Collateral, or for the purpose of performing any of Grantors' obligations with respect thereto, or otherwise, subject to compliance with the requirements of applicable Laws. Secured Party may at any time deliver or redeliver the Collateral or any part thereof to Grantors, and the receipt of any of the same by any Grantor shall be complete and full acquittance for the Collateral so delivered, and Secured Party thereafter shall be discharged from any liability or responsibility therefor. So long as Secured Party exercises reasonable care with respect to any Collateral in its possession, custody or control, Secured Party shall have no liability for any loss of or damage to such Collateral, and in no event shall Secured Party have liability for any diminution in value of Collateral occasioned by economic or market conditions or events. Secured Party shall be deemed to have exercised reasonable care within the meaning of the preceding sentence if the Collateral in the possession, custody or control of Secured Party is accorded treatment substantially equal to that which Secured Party accords its own property.

              8. Release of Collateral. Collateral that is required to be released from the Lien created by this Agreement in order to permit Grantor to consummate any disposition of assets or grant any Lien that Grantor is entitled to consummate or grant pursuant to the Loan Documents, shall be so released by Secured Party at such times and to the extent necessary to permit Grantor to effect such permitted transactions promptly following the Secured Party's receipt of written request therefor by Grantor specifying the purpose for which release is requested and such further certificates or other documents as Secured Party reasonably shall request in its discretion to confirm that Grantor is permitted to effect such permitted transaction and to confirm Secured Party's replacement Liens on appropriate collateral (unless replacement collateral is not required pursuant to the Loan

Documents). Any request for any permitted release shall be transmitted to Secured Party. Secured Party, at the expense of Grantor, promptly shall release and return to Grantor all Collateral in Secured Party's possession or under Secured Party's control and shall execute and deliver to Grantor all documents requested by Grantor that are reasonably necessary to release Secured Party's security interest in any Collateral required to be released in accordance with this Section 8. Upon payment in full of all Obligations and the termination of all financing commitments by the Lenders, Secured Party, at the expense of Grantor, shall promptly redeliver to Grantor all Collateral in Secured Party's possession or under Secured Party's control and shall execute and deliver to Grantor all documents requested by Grantor that are reasonably necessary to terminate Secured Party's security interest in the Collateral.

              9. Rights Upon Event of Default. Upon the occurrence and during the continuance of an Event of Default, subject to compliance with the requirements of applicable Laws, Secured Party shall have, in any jurisdiction where enforcement hereof is sought, in addition to all other rights and remedies that Secured Party may have under applicable Law or in equity or under this Agreement (including, without limitation, all rights set forth in Section 6 hereof) or under any other Loan Document, all rights and remedies of a secured party under the Uniform Commercial Code as enacted in any jurisdiction, and, in addition, the following rights and remedies, all of which may be exercised with or without notice to Grantors and without affecting the obligations of Grantors hereunder or under any other Loan Document, or the enforceability of the Liens and security interests created hereby: (a) to foreclose the Liens and security interests created hereunder or under any other agreement relating to any Collateral by any available judicial procedure or without judicial process; (b) to enter any premises where any Collateral may be located for the purpose of securing, protecting, inventorying, appraising, inspecting, repairing, preserving, storing, preparing, processing, taking possession of or removing the same; (c) to sell, assign, lease or otherwise dispose of any Collateral or any part thereof, either at public or private sale or at any broker's board, in lot or in bulk, for cash, on credit or otherwise, with or without representations or warranties and upon such terms as shall be acceptable to Secured Party; (d) to notify obligors on the Collateral that the Collateral has been assigned to Secured Party and that all payments thereon are to be made directly and exclusively to Secured Party; (e) to collect by legal proceedings or otherwise all dividends, distributions, interest, principal or other sums now or hereafter payable upon or on account of the Collateral; (f) to cause the Collateral to be registered in the name of Secured Party, as legal owner; (g) to enter into any extension, reorganization, deposit, merger or consolidation agreement, or any other agreement relating to or affecting the Collateral, and in connection therewith Secured Party may deposit or surrender control of the Collateral and/or accept other Property in exchange for the Collateral; (h) to settle, compromise or release, on terms acceptable to Secured Party, in whole or in part, any amounts owing on the Collateral and/or any disputes with respect thereto; (i) to extend the time of payment, make allowances and adjustments and issue credits in connection with the Collateral in the name of Secured Party or in the name of any Grantor; (j) to enforce payment and prosecute any action or proceeding with respect to any or all of the Collateral and take or bring, in the name of Secured Party or in the name of any Grantor, any and all steps, actions, suits or proceedings deemed by Secured Party necessary or desirable to effect collection of or to realize upon the Collateral, including any judicial or nonjudicial foreclosure thereof or thereon, and each Grantor specifically consents to any nonjudicial foreclosure of any or all of the Collateral or any other action taken by Secured Party which may release any obligor from personal liability on any of the Collateral, and each Grantor waives any right not expressly provided for in this Agreement to receive notice of any public or private judicial or nonjudicial sale or foreclosure of any security or any of the Collateral; and any money or other property received by Secured Party in exchange for or on account of the Collateral, whether representing collections or proceeds of Collateral, and whether resulting from voluntary payments or foreclosure proceedings or other legal action taken by Secured Party or Grantors may be applied by Secured Party without notice to Grantors to the Obligations in such order and manner as Secured Party in its sole discretion shall determine; (k) to insure, process and preserve the Collateral; (l) to exercise all rights, remedies, powers or privileges provided under any of the Loan Documents; (m) to remove, from any premises where the same may be located, the Collateral and any and all documents, instruments, files and records, and any receptacles and cabinets containing the same, relating to the Collateral, and Secured Party may, at the cost and expense of each Grantor, use such of its supplies, equipment, facilities and space at its places of business as may be necessary or appropriate to properly administer, process, store, control, prepare for sale or disposition and/or sell or dispose of the portion of the Collateral owned by such Grantor or to properly administer and control the handling of collections and realizations thereon, and Secured Party shall be deemed to have a rent-free tenancy of any premises of any Grantor for such purposes and for such periods of time as reasonably required by Secured Party; (n) to receive, open and dispose of all mail addressed to any Grantor and notify postal authorities to change the address for delivery thereof to such address as Secured Party may designate; provided that Secured Party agrees that it will promptly deliver over to the appropriate Grantor such opened mail as does not relate to the Collateral; and
(o) to exercise all other rights, powers, privileges and remedies of an owner of the Collateral; all at Secured Party's sole option and as Secured Party in its sole discretion may deem advisable. Grantors will, at Secured Party's request, assemble the Collateral and make it available to Secured Party at places which Secured Party may reasonably designate, whether at the premises of Grantors or elsewhere, and will make available to Secured Party, free of cost, all premises, equipment and facilities of Grantors for the purpose of Secured Party's taking possession of the Collateral or storing same or removing or putting the Collateral in saleable form or selling or disposing of same.

              Upon the occurrence and during the continuance of an Event of Default, Secured Party also shall have the right, without notice or demand, either in person, by agent or by a receiver to be appointed by a court (and Grantors hereby expressly consent upon the occurrence and during the continuance of an Event of Default to the appointment of such a receiver), and without regard to the adequacy of any security for the Obligations, to take possession of the Collateral or any part thereof and to collect and receive the rents, issues, profits, income and proceeds thereof. Taking possession of the Collateral shall not cure or waive any Event of Default or notice thereof or invalidate any act done pursuant to such notice. The rights, remedies and powers of any receiver appointed by a court shall be as ordered by said court.

              Any public or private sale or other disposition of the Collateral may be held at any office of Secured Party, or at Grantors' places of business, or at any other place permitted by applicable Law, and without the necessity of the Collateral's being within the view of prospective purchasers. Secured Party may direct the order and manner of sale of the Collateral, or portions thereof, as it in its sole and absolute discretion may determine, and Grantors expressly waive any right to direct the order and manner of sale of any Collateral. Secured Party or any Person on Secured Party's behalf may bid and purchase at any such sale or other disposition. The net cash proceeds resulting from the collection, liquidation, sale, lease or other disposition of the Collateral shall be applied, first, to the expenses (including reasonable attorneys' fees and disbursements) of retaking, holding, storing, processing and preparing for sale or lease, selling, leasing, collecting, liquidating and the like, and then to the satisfaction of the Obligations in such order as shall be determined by Secured Party in its sole and absolute discretion. Grantors and any other Person then obligated therefor shall pay to Secured Party on demand any deficiency with regard thereto which may remain after such sale, disposition, collection or liquidation of the Collateral.

              Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Secured Party will send or otherwise make available to the Borrower, as agent for Grantors and each of them, reasonable notice of the time and place of any public sale thereof or of the time on or after which any private sale thereof is to be made. The requirement of sending reasonable notice conclusively shall be met if such notice is mailed, first class mail, postage prepaid, to the Borrower at its address set forth in the Loan Agreement, or delivered or otherwise sent to the Borrower, at least ten (10) days before the date of the sale. Each Grantor other than the Borrower hereby irrevocably appoints the Borrower as its agent for the purpose of receiving notice of sale hereunder, and agrees that such Grantor conclusively shall be deemed to have received notice of sale when notice of sale has been given to the Borrower. Each Grantor expressly waives any right to receive notice of any public or private sale of any Collateral or other security for the Obligations except as expressly provided for in this paragraph.

              Upon consummation of any sale of Collateral hereunder, Secured Party shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the Collateral so sold absolutely free from any claim or right upon the part of any Grantor or any other Person, and each Grantor hereby waives (to the extent permitted by applicable Laws) all rights of redemption, stay and appraisal which it now has or may at any time in the future have under any rule of Law or statute now existing or hereafter enacted. If the sale of all or any part of the Collateral is made on credit or for future delivery, Secured Party shall not be required to apply any portion of the sale price to the Obligations until such amount actually is received by Secured Party, and any Collateral so sold may be retained by Secured Party until the sale price is paid in full by the purchaser or purchasers thereof. Secured Party shall not incur any liability in case any such purchaser or purchasers shall fail to pay for the Collateral so sold, and, in case of any such failure, the Collateral may be sold again.

              10. Attorney-in-Fact. Each Grantor hereby irrevocably nominates and appoints Secured Party after the occurrence and during the continuance of an Event of Default as its attorney-in-fact for the following purposes, subject to compliance with the requirements of applicable Laws: (a) to do all acts and things which Secured Party may deem necessary or advisable to perfect and continue perfected the security interests created by this Agreement and to preserve, process, develop, maintain and protect the Collateral; (b) to do any and every act which any Grantor is obligated to do under this Agreement, at the expense of the Grantor so obligated and without any obligation to do so; (c) to prepare, sign, file and/or record, for any Grantor, in the name of the appropriate Grantor, any financing statement, application for registration, or like paper, and to take any other action deemed by Secured Party necessary or desirable in order to perfect or maintain perfected the security interests granted hereby; and (d) to execute any and all papers and instruments and do all other things necessary or desirable to preserve and protect the Collateral and to protect Secured Party's security interests therein; provided, however, that Secured Party shall be under no obligation whatsoever to take any of the foregoing actions, and, absent gross negligence, bad faith or actual malice, Secured Party shall have no liability or responsibility for any act taken or omission with respect thereto.

              11. Costs and Expenses. Each Grantor agrees to pay to Secured Party all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by Secured Party in the enforcement or attempted enforcement of this Agreement, whether or not an action is filed in connection therewith, and in connection with any waiver or amendment of any term or provision hereof. All advances, charges, costs and expenses, including reasonable attorneys' fees and disbursements, incurred or paid by Secured Party in exercising any right, privilege, power or remedy conferred by this Agreement (including, without limitation, the right to perform any Obligation of any Grantor under the Loan Documents), or in the enforcement or attempted enforcement thereof, shall be secured hereby and shall become a part of the Obligations and shall be paid to Secured Party by each Grantor, immediately upon demand, together with interest thereon at the rates provided for under the Loan Agreement.

              12. Statute of Limitations and Other Laws. Until the Obligations shall have been paid and performed in full, the power of sale and all other rights, privileges, powers and remedies granted to Secured Party hereunder shall continue to exist and may be exercised by Secured Party at any time and from time to time irrespective of the fact that any of the Obligations may have become barred by any statute of limitations. Each Grantor expressly waives the benefit of any and all statutes of limitation, and any and all Laws providing for exemption of property from execution or for valuation and appraisal upon foreclosure, to the maximum extent permitted by applicable Law.

              13. Other Agreements. Nothing herein shall in any way modify or limit the effect of terms or conditions set forth in any other security or other agreement executed by any Grantor or in connection with the Obligations, but each and every term and condition hereof shall be in addition thereto. All provisions contained in the Loan Agreement or any other Loan Document that apply to Loan Documents generally are fully applicable to this Agreement and are incorporated herein by this reference.

              14. Incorporation of Suretyship Provisions and Waivers. The attached Exhibit B, "Suretyship Provisions and Waivers", is hereby incorporated by this reference as though set forth herein in full.

              15. Understandings with Respect to Waivers and Consents. Grantors and each of them warrant and agree that each of the waivers and consents set forth herein are made after consultation with legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which Grantors otherwise may have against the Borrower, Secured Party or others, or against Collateral, and that, under the circumstances, the waivers and consents herein given are reasonable and not contrary to public policy or Law. If any of the waivers or consents herein are determined to be contrary to any applicable Law or public policy, such waivers and consents shall be effective to the maximum extent permitted by Law.

              16. Continuing Effect. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor's assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by Administrative Agent or any Lender, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

              17. Additional Grantors. The initial Grantors hereunder shall be the Borrower and the Significant Domestic Subsidiaries as are signatories hereto. From time to time following the Closing Date, additional Significant Domestic Subsidiaries of the Borrower may become parties hereto, as additional Grantors, by executing and delivering to Secured Party an Instrument of Joinder substantially in the form of Exhibit A, accompanied by such documentation as the Secured Party may require in connection therewith, wherein such additional Grantors agree to become a party hereto and to be bound hereby. Upon delivery of such Instrument of Joinder to and acceptance thereof by Secured Party, notice of which acceptance is hereby waived by Grantors, each such additional Grantor shall be as fully a party hereto as if such Grantor were an original signatory hereof. Each Grantor expressly agrees that its Obligations and the Liens upon its Property granted herein shall not be affected or diminished by the addition or release of additional Grantors hereunder, nor by any election of Secured Party not to cause any Significant Domestic Subsidiary of the Borrower to become an additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor who is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

              18. Release of Grantors. This Agreement and all Obligations of Grantors hereunder shall be released when all Obligations have been paid in full in cash or otherwise performed in full and when no portion of the respective Commitments of the Lenders remains outstanding. Upon such release of Grantors' Obligations hereunder, Secured Party shall promptly return any pledged Collateral to Grantors, or to the Person or Persons legally entitled thereto, and shall promptly endorse, execute, deliver, record and file all instruments and documents, and do all other acts and things, reasonably required for the return of the Collateral to Grantors, or to the Person or Persons legally entitled thereto, and to evidence or document the release of Secured Party's interests arising under this Agreement, all as reasonably requested by, and at the sole expense of, Grantors.

              19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same agreement.

              20. Additional Powers and Authorization. Secured Party shall be entitled to the benefits accruing to it as the Administrative Agent under the Loan Agreement. Notwithstanding anything contained herein to the contrary, Secured Party may employ agents, trustees, or attorneys-in-fact and may vest any of them with any Property (including, without limitation, any Collateral pledged hereunder), title, right or power deemed necessary for the purposes of such appointment.

              21. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA.

              22. WAIVER OF JURY TRIAL. EACH GRANTOR AND SECURED PARTY EXPRESSLY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE LOAN AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH GRANTOR AND SECURED PARTY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, THE LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, THE LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN

EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

              IN WITNESS WHEREOF, each Grantor has executed this Agreement by its duly authorized officer as of the date first written above.

                                        "Grantors"

                                        VIASAT, INC.,
                                        a Delaware corporation

                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

                                        VIASAT WORLDWIDE LIMITED,
                                        a Delaware corporation

                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

                                        VIASAT CHINA SERVICES, INC.
                                        a Delaware corporation

                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

                                        ACCEPTED AND AGREED
                                        AS OF THE DATE FIRST
                                        ABOVE WRITTEN:

                                        "Secured Party"

                                        UNION BANK OF CALIFORNIA, N.A.,
                                        as Administrative Agent,
                                        for and on behalf of the Lenders

                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

                                    EXHIBIT A
                                       TO
                               SECURITY AGREEMENT

                              INSTRUMENT OF JOINDER

              THIS INSTRUMENT OF JOINDER (this "Joinder") is executed as of _____________________, ______, by ___________________________, a
______________________ ("Joining Party"), and delivered to Union Bank of California, N.A., as Administrative Agent, pursuant to the Security Agreement (the "Security Agreement"), dated as of June 21, 2001, as amended or supplemented from time to time, made by ViaSat, Inc., a Delaware corporation (the "Borrower"), and those Subsidiaries of the Borrower that are parties thereto (collectively with the Borrower, the "Grantors") in favor of the Administrative Agent and the Lenders referred to in the Loan Agreement described below. Terms used but not defined in this Joinder shall have the meanings defined for those terms in the Security Agreement.

                                    RECITALS

              (A) The Security Agreement was made by the Grantors in favor of the Administrative Agent for the ratable benefit of the Lenders that are parties to that certain Revolving/Term Loan Agreement dated as of June 21, 2001, by and among the Borrowers which are parties thereto, the Lenders which are parties thereto and Union Bank of California, N.A., as the Administrative Agent for the Lenders.

              (B) Joining Party has become a Borrower under the Loan Agreement and, as such, is required to become a party to the Security Agreement.

              (C) Joining Party expects to realize direct and indirect benefits as a result of the availability to the Borrowers of the credit facilities under the Loan.

              NOW THEREFORE, Joining Party agrees as follows:

                                    AGREEMENT

              (1) By this Joinder, Joining Party becomes a party to the Security Agreement as an additional joint and several "Grantor." Joining Party agrees that, upon its execution hereof, it will become a Grantor under the Security Agreement with respect to all Obligations heretofore or hereafter incurred under the Loan Documents, and will be bound by all terms, conditions, and duties applicable to a Grantor under the Security Agreement.

              (2) Concurrent with the Joining Party's execution and delivery of this Joinder to Secured Party, and at any time and from time to time at the request of Secured Party, Joining Party shall execute and deliver to Secured Party all such financing statements and other agreements, instruments or documents in form and substance satisfactory to Secured Party as shall be reasonably necessary or desirable to perfect fully, when filed and/or recorded, and to ensure the first-priority status of, Secured Party's security interests in the Collateral.

              (3) THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA.

              (4) The effective date of this Joinder is ____________,______ .

                                        "Joining Party"


                                        ----------------------------------------
                                        a
                                         ---------------------------------------

                                        By:
                                           -------------------------------------

                                        Title:
                                              ----------------------------------

ACKNOWLEDGED:

UNION BANK OF CALIFORNIA, N.A.,
as Administrative Agent

By:
   -------------------------------
Name:
     -----------------------------
Title:
      ----------------------------

                                    EXHIBIT B
                                       TO
                               SECURITY AGREEMENT

                        SURETYSHIP PROVISIONS AND WAIVERS

              1. Waivers and Consents. Each Grantor acknowledges that the Liens and security interests created or granted herein will or may secure obligations of Persons other than such Grantor and, in full recognition of that fact, each Grantor consents and agrees that Secured Party may, at any time and from time to time, without notice or demand, and without affecting the enforceability or security hereof:

                     (a) supplement, modify, amend, extend, renew, or otherwise change the time for payment or the terms of the Obligations or any part thereof, including any increase or decrease of the rate(s) of interest thereon;

                     (b) supplement, modify, amend or waive, or enter into or give any agreement, approval or consent with respect to, the Obligations or any part thereof or any of the Loan Documents or any additional security or guaranties, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder;

                     (c) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Obligations or any part thereof;

                     (d) accept partial payments on the Obligations;

                     (e) receive and hold additional security or guaranties for the Obligations or any part thereof;

                     (f) release, reconvey, terminate, waive, abandon, subordinate, exchange, substitute, transfer and enforce any security or guaranties, and apply any security and direct the order or manner of sale thereof as Secured Party in its sole and absolute discretion may determine;

                     (g) release any Person or any guarantor from any personal liability with respect to the Obligations or any part thereof;

                     (h) settle, release on terms satisfactory to Secured Party or by operation of applicable laws or otherwise liquidate or enforce any Obligations and any security or guaranty therefor in any manner, consent to the transfer of any security and bid and purchase at any sale; and

                     (i) consent to the merger, change or any other restructuring or termination of the corporate existence of the Borrower or any other Person, and correspondingly restructure the Obligations, and any such merger, change, restructuring or termination shall not affect the liability of any Grantor or the continuing existence of any Liens hereunder, under any other Loan Document to which any Grantor is a party or the enforceability hereof or thereof with respect to all or any part of the Obligations.

              Upon the occurrence of and during the continuance of any Event of Default, Secured Party may enforce this Agreement independently as to each Grantor and independently of any other remedy or security Secured Party at any time may have or hold in connection with the Obligations, and it shall not be necessary for Secured Party to marshal assets in favor of any Grantor, the Borrower or any other Person or to proceed upon or against and/or exhaust any other security or remedy before proceeding to enforce this Agreement. Each Grantor expressly waives any right to require Secured Party to marshal assets in favor of such Grantor, the Borrower or any other Person or to proceed against any other Person or any collateral provided by any other Person, and agrees that Secured Party may proceed against any Person and/or collateral in such order as it shall determine in its sole and absolute discretion. Secured Party may file a separate action or actions against any Grantor, whether action is brought or prosecuted with respect to any other security or against any other Grantor, the Borrower or any other Person, or whether any other Person is joined in any such action or actions. Each Grantor agrees that Secured Party and the Borrower and any other Person may deal with each other in connection with the Obligations or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the security of this Agreement. Secured Party's rights hereunder shall be reinstated and revived, and the enforceability of this Agreement shall continue, with respect to any amount at any time paid on account of the Obligations which thereafter shall be required to be restored or returned by Secured Party upon the bankruptcy, insolvency or reorganization of the Borrower, any Grantor or any other Person, or otherwise, all as though such amount had not been paid. The Liens created or granted herein and the enforceability of this Agreement at all times shall remain effective to secure the full amount of all the Obligations, including, without limitation, the amount of all loans and interest thereon at the rates provided for in the Loan Agreement and the note(s) thereunder, even though the Obligations, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against the Borrower or any other Person and whether or not the Borrower or any other Person shall have any personal liability with respect thereto. Each Grantor expressly waives any and all defenses now or hereafter arising or asserted by reason of (a) any disability or other defense of the Borrower or any other Person with respect to the Obligations, (b) the unenforceability or invalidity of any security or guaranty for the Obligations or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations, (c) the cessation for any cause whatsoever of the liability of the Borrower or any other Person (other than by reason of the full payment and performance of all Obligations), (d) any failure of Secured Party to marshal assets in favor of such Grantor or any other Person, (e) except as otherwise required by Law or as provided in this Agreement, any failure of Secured Party to give notice of sale or other disposition of collateral to such Grantor or any other Person or any defect in any notice that may be given in connection with any sale or disposition of collateral, (f) except as otherwise required by Law or as provided in this Agreement, any failure of Secured Party to comply with applicable Laws in connection with the sale or other disposition of any collateral or other security for any Obligation, including without limitation any failure of Secured Party to conduct a commercially reasonable sale or other disposition of any collateral or other security for any Obligation, (g) any act or omission of Secured Party or others that directly or indirectly results in or aids the discharge or release of the Borrower, any Grantor or any other Person or the Obligations or any other security or guaranty therefor by operation of law, (h) any Law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety's or guarantor's obligation in proportion to the principal obligation, (i) any failure of Secured Party to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person, (j) the election by Secured Party, in any bankruptcy proceeding of any Person, of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code, (k) any extension of credit or the grant of any Liens under Section 364 of the United States Bankruptcy Code, (l) any use of cash collateral under Section 363 of the United States Bankruptcy Code, (m) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person, (n) the avoidance of any Liens in favor of Secured Party for any reason, (o) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any of the Obligations (or any interest thereon) in or as a result of any such proceeding, or (p) to the extent permitted, the benefit of any form of the one-action rule. Until no part of any commitment to lend remains outstanding and all of the Obligations have been paid and performed in full, Grantors shall have no right of subrogation, contribution, reimbursement or indemnity, and each Grantor expressly waives any right to enforce any remedy that Secured Party now has or hereafter may have against any other Person and waives the benefit of, or any right to participate in, any other security now or hereafter held by Secured Party. Until the Obligations have been paid in full, each Grantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Agreement or of the existence, creation or incurring of new or additional Obligations.

              2. Condition of the Borrower and Its Subsidiaries. Each Grantor represents and warrants to Secured Party that such Grantor has established adequate means of obtaining from the Borrower and its Subsidiaries, on a continuing basis, financial and other information pertaining to the businesses, operations and condition (financial and otherwise) of the Borrower and its Subsidiaries and their properties, and such Grantor now is and hereafter will be completely familiar with the businesses, operations and condition (financial and otherwise) of the Borrower and its Subsidiaries and their properties. Each Grantor hereby expressly waives and relinquishes any duty on the part of Secured Party to disclose to such Grantor any matter, fact or thing related to the businesses, operations or condition (financial or otherwise) of the Borrower or its Subsidiaries or their properties, whether now known or hereafter known by Secured Party during the life of this Agreement. With respect to any of the Obligations, Secured Party need not inquire into the powers of the Borrower or any Subsidiaries thereof or the officers or employees acting or purporting to act on their behalf, and all Obligations made or created in good faith reliance upon the professed exercise of such powers shall be secured hereby.

              3. Waiver of Rights of Subrogation. Notwithstanding anything to the contrary elsewhere contained herein or in any other Loan Document to which any Grantor is a Party, until the Obligations have been satisfied in full, each Grantor hereby waives with respect to the Borrower and its successors and assigns (including any surety) and any other Party any and all rights at Law or in equity, to subrogation, to reimbursement, to exoneration, to contribution, to setoff or to any other rights that could accrue to a surety against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, or to a holder or transferee against a maker and which such Grantor may have or hereafter acquire against the Borrower or any other Party in connection with or as a result of such Grantor's execution, delivery and/or performance of this Agreement or any other Loan Document to which such Grantor is a party. Until the Obligations have been satisfied in full, each Grantor agrees that it shall not have or assert any such rights against the Borrower or its successors and assigns or any other Person (including any surety), either directly or as an attempted setoff to any action commenced against such Grantor by the Borrower (as borrower or in any other capacity) or any other Person. Each Grantor hereby acknowledges and agrees that this waiver is intended to benefit Secured Party and shall not limit or otherwise affect such Grantor's liability hereunder, under any other Loan Document to which such Grantor is a party, or the enforceability hereof or thereof.

              4. Understandings with Respect to Waivers and Consents. Each Grantor warrants and agrees that each of the waivers and consents set forth herein is made with full knowledge of its significance and consequences, with the understanding that events giving rise to any defense waived may diminish, destroy or otherwise adversely affect rights which such Grantor otherwise may have against the Borrower, Secured Party or others, or against collateral, and that, under the circumstances, the waivers and consents herein given are reasonable and not contrary to public policy or Law. If any of the waivers or consents herein are determined to be contrary to any applicable Law or public policy, such waivers and consents shall be effective to the maximum extent permitted by law.

                                   EXHIBIT J
                                   TERM NOTE

$84,021.05                                                         June 21, 2001
                                                         Los Angeles, California

            FOR VALUE RECEIVED, the undersigned promises to pay to the order of UNION BANK OF CALIFORNIA, N.A. (the "Lender"), the principal amount of EIGHTY-FOUR THOUSAND TWENTY-ONE AND 05/100 DOLLARS ($84,021.05), payable as hereinafter set forth. The undersigned promises to pay interest on the principal amount hereof remaining unpaid from time to time from the date hereof until the date of payment in full, payable as hereinafter set forth.

            Reference is made to the Revolving/Term Loan Agreement, of even date herewith, by and among the undersigned, as Borrower, the Lenders which are parties thereto, and UNION BANK OF CALIFORNIA, N.A., as Administrative Agent for the Lenders (as amended, extended, renewed, supplemented or otherwise modified from time to time, the "Loan Agreement"). Terms defined in the Loan Agreement and not otherwise defined herein are used herein with the meanings given those terms in the Loan Agreement. This is one of the Term Notes referred to in the Loan Agreement, and any holder hereof is entitled to all of the rights, remedies, benefits and privileges provided for in the Loan Agreement as originally executed or as it may from time to time be supplemented, modified or amended. The Loan Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events upon the terms and conditions therein specified.

            The principal indebtedness evidenced by this Note shall be payable as follows:

               (i) two (2) equal consecutive monthly payments of TWENTY-EIGHT THOUSAND SEVEN AND 01/100 DOLLARS ($28,007.01) each, on July 15, 2001 and on August 15, 2001; and

               (ii) one (1) final payment of TWENTY-EIGHT THOUSAND SEVEN AND 01/100 DOLLARS ($28,007.03) on the Term Loan Maturity Date.

            Interest shall be payable on the outstanding daily unpaid principal amount of the Advance from the date thereof until payment in full and shall accrue and be payable at the rates and on the dates set forth in the Loan Agreement both before and after default and before and after maturity and judgment, with interest on overdue principal and interest to bear interest at the rate set forth in Section 3.7 of the Loan Agreement, to the fullest extent permitted by applicable Law.

            Each payment hereunder shall be made to the Administrative Agent at the Administrative Agent's Office for the account of the Lender in immediately available funds not later than 11:00 a.m. (California time) on the day of payment (which must be a Banking Day). All payments received after 11:00 a.m. (California time) on any particular Banking Day shall be deemed received on the next succeeding Banking Day. All payments shall be made in lawful money of the United States of America.

            The Lender shall use its best efforts to keep a record of payments of principal and interest received by it with respect to this Note, and such record shall be presumptive evidence of the amounts owing under this Note.

            The undersigned hereby promises to pay all costs and expenses of any rightful holder hereof incurred in collecting the undersigned's obligations hereunder in accordance with the Loan Agreement or in enforcing or attempting to enforce any of such holder's rights hereunder, including reasonable attorneys' fees and disbursements, whether or not an action is filed in connection therewith.

            The undersigned hereby waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest and any other notice or formality, to the fullest extent permitted by applicable Laws.

            THIS NOTE SHALL BE DELIVERED TO AND ACCEPTED BY THE LENDER, OR BY THE ADMINISTRATIVE AGENT ON BEHALF OF THE LENDER, IN THE STATE OF CALIFORNIA, AND SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LOCAL LAWS THEREOF.

                                         VIASAT, INC.,
                                         a Delaware corporation

                                         By: ___________________________________
                                         Name: _________________________________
                                         Title: ________________________________

                            SCHEDULE OF ADVANCES AND
                              PAYMENTS OF PRINCIPAL


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


                                   Amount of           Unpaid
               Interest            Principal          Principal       Notation
    Date       Period                Paid              Balance        Made by
   ------      --------            ---------          ---------       --------

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


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


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



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